As filed with the Securities and Exchange Commission on October 20, 2010
                                                     Registration No. 333-168930

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-1/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 VANTAGE HEALTH
             (Exact name of registrant as specified in its charter)

           Nevada                                  2834                              98-0659770
  (State or jurisdiction of            (Primary Standard Industrial                (IRS Employer
incorporation or organization)          Classification Code Number)            Identification Number)

      C/O Steven T Lowe Esq                       Business Filings Incorporated
            Suite 640                                   311 S Division St
   11400 West Olympic Boulevard                      Carson City NV, 89703
Los Angeles, California 90064-1567                     Tel: (949) 487-2436
          (310) 477-5811

                                 With a Copy to:

    Scott P. Doney, Attorney at Law 3273 E. Warm Springs Las Vegas, NV 89120
                            telephone (702) 312-6255
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

   From time to time after this Registration Statement is declared effective.
        (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X}

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer [ ]                        Accelerated Filer [ ]
Non-accelerated filer [ ]                          Smaller reporting company [X]
(Do not check if a Smaller reporting company)


                        CALCULATION OF REGISTRATION FEE

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Title of Each                        Proposed         Proposed
  Class of                           Maximum           Maximum
 Securities                          Offering         Aggregate       Amount of
   to be           Amount to be     Price Per         Offering      Registration
 Registered         Registered       Share (1)         Price            Fee
--------------------------------------------------------------------------------
Common Stock      22,009,375(2)  $0.003 per share    $66,028.12        $4.71
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

2. Includes 7,859,375 shares of common stock issuable upon the exercise of warrants.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
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SUBJECT TO COMPLETION

                                   PROSPECTUS

                                 VANTAGE HEALTH
                                14,150,000 SHARES
                                  COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus for a period of up to two years from the effective date.

Our common stock is presently not traded on any market or securities exchange.


THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


The selling shareholders named in this prospectus are offering up to 22,009,375 shares of common stock, which includes 7,859,375 shares issuable upon exercise of warrants to purchase shares of common stock through this prospectus. The 14,150,000 shares of common stock offered by the selling shareholders represent 19.1% of the total outstanding shares as of the date of this prospectus. We will not receive any proceeds from this offering. We will, however, receive $23,578,125 through the exercise of warrants should all outstanding warrants be exercised at the exercise price of $3.00 per share.


                                    Underwriting
                    Offering       Discounts and           Proceeds to
                     Price          Commissions        Selling Shareholders
                     -----          -----------        --------------------
       Per Share     $ 0.003           None                  $ 0.003
         Total       $42,450           None                  $42,450


Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.003 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board electronic quotation service. We intend to obtain quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize. In order to obtain quotation on the OTC Bulletin Board our company will be required to procure the sponsorship of a registered market maker. There is no guarantee that we will ever obtain the sponsorship of a market maker and as a result may be unable to quote our common stock on the OTC Bulletin Board. If our common stock becomes traded on the OTC Bulletin Board electronic quotation service, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                THE DATE OF THIS PROSPECTUS IS: OCTOBER 20, 2010

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


Summary                                                                       3
Risk Factors                                                                 10
Forward-Looking Statements                                                   15
Use of Proceeds                                                              16
Determination of Offering Price                                              16
Dilution                                                                     16
Selling Shareholders                                                         16
Plan of Distribution                                                         19
Description of Securities                                                    22
Interest of Named Experts and Counsel                                        24
Description of Business                                                      24
Market for Common Equity and Related Stockholder Matters                     49
Plan of Operation                                                            50
Changes in and Disagreements with Accountants                                55
Directors, Executive Officers, Promoters and Control Persons                 56
Executive Compensation                                                       58
Security Ownership of Certain Beneficial Owners and Management               59
Certain Relationships and Related Transactions                               60
Disclosure of Commission Position of Indemnification for Securities
 Act Liabilities                                                             61
Financial Statements                                                         62

                                     SUMMARY

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. We have suffered operating losses since our inception. As such we may have to cease operations and you could lose your investment.

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" "Vantage Health" or "Vantage " refers to Vantage Health All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. Prospective investors are urged to read the entire prospectus before making an investment decision to purchase our common shares.


Vantage Health owns a 51% interest in Moxisign (PTY) Ltd. ("Moxisign"), a company incorporated in South Africa. Through our control of Moxisign we intend to build and operate an Active Pharmaceutical Ingredients ("APIs") manufacturing plant alongside a formulation and packaging plant in South Africa to meet the growing market needs for Antiretrovirals ("ARVs") in South Africa and potentially other African countries for the treatment of HIV/AIDS. Vantage Health is the parent company that owns 51% of Moxisign a South African registered company as only South African registered companies are entitled to bid at SA government tenders , this company also needs to be at least 30% owned by a Broad Based Black Economic Empowerment (BBBEE) equity in order to qualify for government tenders. Currently both Vantage and Moxisign are preparing for the next government tender and sourcing the necessary technology partner and operational team to coordinate the project.

Moxisign initially intends to bid at the goverment tender and if successful build a relationship with a technology partner to start the process of building a manufacturing plant for ARV's in South Africa. The revenue generated from the initial supply contract of fully formulated ARV's will be utilized to partly fund the project. Initially we will be reliant on our technology partners support and expertise. By having n initial supply agreement with our technology partner will enable both parties to assess the feasibility of this project. If Moxisign is successful at the tender it should illustrate to our technology partner that this business model is viable as the market for our product will be the SA government.

TENDER PROCESS

In the SA government tenders these tenders are normally advertised in the government tender bulletins , gazettes and also in the national press. These tenders permit companies that are registered in South Africa to submit a bid these companies must also satisfy the government requirement of being at least 30% BBBEE. Moxisign fulfils all the criteria required to bid at government tenders. The government lists the products it requires and invites bids on these. The general conditions of the tender as well as special conditions specific to each tender , these will highlight how the tender will be awarded (ie points system used) and upon which criteria . This point system is then reviewed for each submission by the tender bid adjudicating committee who then advertises the successful candidates. These companies then have to make delivery of the product within the specified time in the conditions, otherwise they will be penalized , should they fail to deliver then the tender may be awarded to another company. The government may indicate in the tender that it reserves the right to recall the tender under certain conditions. The last tender advertised was the 2008 tender reissued in 2010 which required ARV's incl TDF but no Fixed Drug Combinations (FDC) of ARV's which included TDF, for example the last tender required roughly 500,000 tablets per month of TDF, but no FDC's. Moxisign did not wish to bid for this month to month tender and now wants to concentrate on the FDC tender that will be announced next. The minimum proportion of the next tender that would make it a viable business for Moxisign would be 10 % of the tender assuming the tender is for roughly Rand 3.8 Billion per annum then if were successful in winning 10% of this tender this would make it attractive to our Technology partner to commit to the manufacturing plant in South Africa.Specifically a 10% award would be roughly equal to US$54 million which would generate approx imately $11million in cashflow to the company. There is a reasonable expectation that this sum would be adequate to arrange bank financing to fund in full the $20 million cost of building an API manufacturing plant Information regarding the tender is appended below


SUBMISSION OF PROPOSAL: (3-6 WEEKS)


In July 2010, the South African government advertised on its tender website a reissued tender ( same as last tender in 2008) but on this occasion a month to month tender for duration of two years-.It stated that tender may be recalled or changed to allow the government to align itself with current treatment guidelines. The tender is for an abbreviated period due to the fact that the Department of Health (DOH) we believe has expressed a desire to change the ARV of choice in keeping with current WHO Guidelines and possibily enter into longer-term arrangements with pharmaceutical manufacturing companies who are committed to local API manufacture. The pharmaceutical companies who are successful at this tender may ultimately form a closed pool of bidders, who potentially may only need to negotiate new pricing for supply of ARV's every twelve months, for a period of ten years, rather than having to resubmit tenders every two years.

The company understands the South African government closed the tender advertisement before the end of August 2010 but as a result of the Public Servants strike in South Africa during the month of September 2010 the tender has not still been awarded, this announcement has been delayed til Feb-March 2011. Moxisign had completed a bid package but did not submit a bid at tender as this tender was merely the old tender and was only for a month to month basis. It was not the new anticipated tender for the fixed drug combinations in keeping with the proposal of Prof Ventner of the SA HIV Clinicians Society and the WHO recommendations which has suggested the new treatment protocols for HIV/AIDS should be for Fixed drug combinations of ARV's. This is also the treatment of choice recommended by the WHO see HAART guidelines below. Once the next tender for FDC is advertised we believe this to be early next year although there is no certainity to this , Moxisign intends to bid with the intent of being awarded a material proportion of the new ARV supply tender in South Africa

APPROVAL PROCESS: (12-16 WEEKS)

Once a bid has been submitted to the South African government the Company believes the decision making process will take between 12-16 weeks for the proposals to be reviewed and supply contracts to be awarded.

SIGN TECHNOLOGY PARTNERSHIP AGREEMENT (8-12 WEEKS SIMULTANEOUS WITH APPROVAL PROCESS)


Moxisign intends to sign a technology partnership agreement for the delivery of formulated drugs initially with either a Chinese and/ or Indian Pharmaceutical company ie whoever has the ARV's already produced and can be registered with the MCC, later extending to the supply agreement for APIs for the manufacture of ARV's in Africa, most likely with a Chinese pharmaceutical company as most Indian pharmaceutical companies are not keen to expand into Africa. It should be noted that the main Indian pharmaceutical companies currently supplying the South African government and DOH actually import their APIs from Chinese manufacturers. Moxisign's management believes that a direct relationship with Chinese manufacturers will result in increased profitability. Moxisign has signed an exclusive supply agreement with Amol on Sept 9th 2010 .This is to supply formulated ARV's for government tenders in SA. Copy of this is appended . Amol is a leading pharmaceutical company based in India. Moxisign is also in the process of signing a Joint Venture Participation and supply contract with Sinopharm. A Chinese state owned Pharamceutical company. These initial supply agreements will pertain to supplying formulated ARV's for the purpose of bidding at the government tenders, as both our technology partners have intimated that we show that we have the ability to win government tenders, If Moxisign is awarded a material proportion of the tender for the supply of formulated ARV's from foreign companies then it should reassure these foreign companies that the project to produce ARV's in SA would be viable. The SA government would provide a demand for local production of ARV's. Hence our technology partner would consider the risk in building a manufacturing plant in SA diminished. Our management is competent to conduct the operations contemplated by the business plan as we have significant expertise in manufacturing plant operations headed by Mr N Tannenberger.


BEGIN DISTRIBUTION OPERATIONS: (12 MONTHS)


If Moxisign is successful in obtaining a material portion of the next 2010 ARV tender for Fixed Drug combiations and comes to an agreement with either a Chinese or Indian technology provider, who can supply formulated ARV's we expect to begin distribution operations. This will entail purchasing the pre-packaged ARV products from our technology partner and distributing them to the South African market. Moxisign will act as a medium between the foreign pharmaceutical supplier and the domestic market for the initial 24 month tender. This period will allow Moxisign sufficient time to establish a joint venture agreement with either a Chinese or Indian technology partner to produce ARV's from API in South Africa and commence commissioning of a formulation plant for ARV initially with a view towards an API production facility eventually.

EXERCISING OF WARRANTS/COMPLETION OF FINANCING (12-16 WEEKS)


If we are successful in obtaining a material portion of the next 2010 tender we expect to raise capital through the exercising of warrants and through the completion of a public offering. We expect to complete the public offering within 16 weeks after the effectiveness of our registration statement and given we can obtain a material portion of the next 2010 tender.

The Company will have capital requirements of $20,000,000 in order to make 350 tonnes of ARV APIs (Active Pharmaceutical Ingredients) per annum. This capital will be utilized for operating capital of $5,000,000 including the purchase of formulated ARV's for the initial supply agreement and $15,000,000 for the construction of the manufacturing plant for ARV's.The 350 tonnes per annum is only an assumption at this point and could change based on the size of the tender awarded to Moxisign, if any at all. We plan to obtain capital in three ways:

1- Through retained earnings from the first two years of operations from the supply contract with a technology partner

2-   Current share holders exercising warrants
3-   Selling additional common shares.

Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any material reason to believe our share price will reach a level where warrant holders will be willing to exercise warrants. There is no assurance that we will be successful in completing any equity financing.

ESTABLISH A PHARMACEUTICAL PLANT FOR FORMULATION OF ARV (8 TO 12 MONTHS)


If we are able to raise the required capital the company intends to construct a pharmaceutical plant in South Africa. The capital requirements for the facility are estimated by management to be approximately $5,000,000 for a formulation plant . A formulation and packaging plant is one that merely combines the API's sourced from overseas to produce ARV's and then packages and labels the product,.Whereas the API plant produces the API from the fine chemicals these can be sourced locally or from overseas. Ideally these are often situated next to each other The Manufacturing plant would be a joint venture between Moxisign and the Technology partner as well as the formulation/packaging plant, Moxisign would aim to have the controlling share . The 8 to 12 month period would include the commissioning of the facility as well as the necessary Medicines Control Council of South Africa (MCC) Approvals. Comments from the Medicines Control Council of South Africa could cause additional delays and costs.


SUBMISSION OF AND APPROVAL OF POST 2010 PROPOSAL:


If Moxisign is successful in establishing a pharmaceutical/formulation plant and is into the first year of the initial 24 month tender, the company will then submit a proposal for the second 2012 tender. The Company believes the tender process may again take between 12-16 weeks for the proposals to be reviewed and supply contracts to be awarded but we are assuming the second 2012 tender will be for a substantially longer period of up to 10 years, although there can be no assurance of this

CONSTRUCT AN API FACILITY: (12-18 MONTHS)


The development of an API facility will take place if the Company is successful in obtaining a material portion of the long-term tender is expected to be advertised in July 2012. This production facility will be added to the formulation plant which will require necessary EIA, MCC and Government approvals. The capital requirements for the facility are estimated by management to be $15,000,000 to $20,000,000. The 12-18 month period includes the construction of the plant, stability testing for the newly formulated drug and regulatory approvals for MCC and Department of Health including inspection to assess the facility is cGMP and GLP approved There is a possibility of additional costs and delays due to EIA and government review.


BEGIN PRODUCTION:


This new API production facility will have the state of the art technology to produce API from fine chemicals. This facility will be similar to newer plants currently being built in Vietnam which will enable the production facility to switch from the production of a particular API to an alternate compound without requiring complete overhaul of the plant. Thus if the drug of choice for the treatment of HIV/AIDS changes it will allow greater flexibility. The production initially will rely on the importation of fine chemicals from China with technical assistance and expertise from our technology partners.

At our year end, June 30, 2010 we had assets of $144,383 made up completely of cash, and a net loss of $6,627. Our current monthly burn rate is approximately $1,500 and is expected to increase significantly once operations begin. Up to

We were incorporated on April 21, 2010 under the laws of the state of Nevada. Our principal offices are located at Suite 640, 11400 West Olympic Boulevard, Los Angeles, California 90064-1567. Our telephone number is (310) 477-5811.


THE OFFERING:


Securities Being Offered       Up to 22,009,375 shares of common stock,
                               including 7,859,375 shares of common stock issuable upon the exercise of warrants.


Offering Price                 The selling shareholders will sell our shares at
                               a fixed price of $0.003 per share unless and until our shares are quoted on the OTC Bulletin
                               Board.

                               There is no public market for our common stock. We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares in our stock.

                               We intend to apply to the OTC Bulletin Board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Terms of the Offering          The selling shareholders will determine when and
                               how they will sell the common stock offered in this prospectus.


Termination of the Offering    The offering will conclude when all of the
                               22,009,375 shares of common stock have been sold, the shares no longer need to be registered to be sold due to the operation of Rule 144 or we decide at any time to terminate the registration of the shares at our sole discretion but in no event later than two years from the effective date of this registration statement. ( Date of expiration will be provided for this continuous offering once known)

Securities Issued and
 to be Issued                  74,150,000 shares of our common stock are issued
                               and outstanding as of the date of this
                               prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.


Use of Proceeds                We will not receive any proceeds from the sale of
                               the common stock by the selling shareholders.


Registration Rights            We have not granted registration rights to the
                               selling shareholders or to any other persons.

                               We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Form 8-A registration statement with the Commission subsequent to the effectiveness of the Form S-1 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

                               We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

SUMMARY FINANCIAL INFORMATION


     * Moxisign's accounting records and are not maintained in accordance with US GAAP; but are maintained in accordance with IFRS (International Financial Reporting Standards).

     * Moxisign's financial statements are currently prepared by Friedberg Miller Gruft Incorporated - Chartered Accountants (South Africa), of Mezzanine Floor, The Wale Street Chambers, 38 Wale Street, Cape Town, South Africa. The firm is currently employed on an ad-hoc basis; and carries out its services in accordance with the terms of an engagement letter. The accounting records are maintained and the financial statements are personally prepared by, a director of that firm. The responsible director is a Chartered Accountant of twenty eight years standing and is registered as a Chartered Accountant (South Africa) with The South African Institute of Chartered Accountants; and is registered as a Registered Auditor with The Independent Regulatory Body for Auditors. Both of these Bodies have material CPD (Continuing Professional Development) requirements that have to be complied with on an annual basis. Due however to the geographical location of the firm and the nature of its clients, the firm and the director's education and knowledge of US GAAP is minimal; and the director's experience in preparing financial statements in compliance with US GAAP is minimal.

     * Moxisign's financial statements and financial results will be converted from IFRS to US GAAP by the accountants / auditor of Vantage Health, Moxisign's holding company. To this end, Vantage Health's accountants / auditor will have available to them the detailed accounting records and audit working papers prepared by Moxisign's South African accountants / auditor.


The following financial information summarizes the more complete historical financial information at the end of this prospectus.

                                                   As of June 30, 2010 (Audited)
                                                   -----------------------------
BALANCE SHEET
Total Assets                         $                       144,383
Total Liabilities                    $                       141,127
Stockholders Equity                  $                         3,256

                                                      Period from April 21, 2010
                                                         (date of inception)
                                                      to June 30, 2010 (Audited)
                                                      --------------------------
INCOME STATEMENT
Revenue                              $                            --
Total Expenses                       $                         7,264
Net Loss                             $                        (6,627)

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.


WE ARE AT RISK OF THE DEPARTMENT OF HEALTH NOT AWARDING MOXISIGN WITH A MATERIAL PORTION OF THE 2010 TENDER.

In order to complete our proposed business plan Moxisign must be awarded a material portion of the 2010 tender from the DOH. . The miimum amount of the tender that must be awarded to Moxisign is 10% of the tender There is no guarantee Moxisign will be awarded a material portion of the 2010 tender and as a result the business could fail.Completion of this business case is based on the fact that by achieving this degree of success at the tender we would be able to entice the technology partner to future investment and development of a manufacturing plant in SA


WE ARE AT RISK OF THE DEPARTMENT OF HEALTH NOT RENEWING OUR SUPPLY AGREEMENT PAST THE 2012 PERIOD.


If the Company is awarded a material portion of the next 2010 tender, the Company will have to bid once again to renew the tender for an extended period of time in 2012. There is no guarantee Moxisign will be awarded a material portion tender renewal and as a result the business could fail. Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources. Accordingly, these competitors may have already begun to establish an expertise with the tender process in South Africa. Our inability to compete with other bidders in the tender process will have an adverse effect on our business, financial condition and results of operations.


IF WE ARE UNABLE TO ARRANGE A TECHNOLOGY PARTNERSHIP WITH API MANUFACTURING CAPABILITIES OUR BUSINESS WILL FAIL.


In order to complete our proposed business plan we require a technology partnership with a foreign API manufacturer. The main suppliers Moxisign intends on working with are located in China and India. A technology partnership is needed in order to obtain the pre-manufactured API products. If Moxisign is unable to arrange a technology partnership our business will fail.


BECAUSE OUR OFFICERS AND DIRECTORS HAVE OTHER BUSINESS INTERESTS, THEY MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS, CAUSING OUR BUSINESS TO FAIL.

Our officers and directors will only be devoting limited time to our operations. Dr. Ramakrishnan intends to devote 50% of her business time to our affairs while Mr. Lowe intends to devote less than 10% of his business time to our affairs. Because our senior officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to them. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations. It is possible that the demands on Lisa Ramakrishnan and Steven Lowe from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. In addition, Dr. Ramakrishnan and Mr. Lowe may not possess sufficient time for our business if the demands of managing our business increase substantially beyond current levels.


BECAUSE A DIRECTOR OWNS 80.92% OF OUR ISSUED AND OUTSTANDING COMMON STOCK, THEY CAN MAKE AND CONTROL CORPORATE DECISIONS THAT MAY BE DISADVANTAGEOUS TO MINORITY SHAREHOLDERS.


Our director, Lisa Ramakrishnan, owns approximately 80.92% of the outstanding shares of our common stock. Accordingly, she will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets. She will also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

BECAUSE OUR CONTINUATION AS A GOING CONCERN IS IN DOUBT, WE WILL BE FORCED TO CEASE BUSINESS OPERATIONS UNLESS WE CAN GENERATE PROFITABLE OPERATIONS IN THE FUTURE.

We will be incurring losses until we build a break-even level of revenue. Further losses are anticipated in the development of our business. As a result, there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. We will require additional funds in order to provide proper service to our potential clients. At this time, we cannot assure investors that we will be able to obtain financing. If we cannot raise financing to meet our obligations, we will be insolvent and will be forced to cease our business operations.

THE AMOUNT OF SHARES TO BE SOLD THROUGH THIS OFFERING MAY MAKE IT UNLIKELY THAT WE WILL BE ABLE TO MAKE A SUCCESSFUL OFFERING OF OUR SECURITIES IN THE NEAR FUTURE.

Our selling shareholders are offering a significant percentage (19.08%) of our outstanding shares through this registration statement. As such, it is unlikely that we will be able to make a successful offering of our securities to raise capital in the near future.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We plan to apply for listing of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement, of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

OUR SHARES OF COMMON STOCK ARE SUBJECT TO THE "PENNY STOCK" RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND THE TRADING MARKET IN OUR SECURITIES WILL BE LIMITED, WHICH WILL MAKE TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.


OUR ABILITY TO RAISE CAPITAL IN THE FUTURE MAY BE LIMITED, AND OUR FAILURE TO RAISE CAPITAL WHEN NEEDED COULD PREVENT US FROM EXECUTING OUR BUSINESS PLAN.

The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on many factors, including:

     *    market acceptance of our products;
     *    the need to adapt to changing government regulations;
     *    the existence of opportunities for expansion; and
     * access to and availability of sufficient management, technical, marketing and financial personnel.

Our current capital resources are not sufficient to satisfy our liquidity needs. We must therefore seek to sell additional equity or debt securities or obtain other debt financing. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing. We may not be able to obtain additional financing, if required, in amounts or on terms acceptable to us, or at all.


ANY ADDITIONAL FUNDING WE ARRANGE THROUGH THE SALE OF OUR COMMON STOCK WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS.

We must raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders' interests in our company to be diluted. Such dilution will negatively affect the value of investors' shares.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We have never paid any dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, a return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock

WE HAVE NO EXPERIENCE AS A PUBLIC COMPANY.

We have never operated as a public company. We have no experience in complying with the various rules and regulations, which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

As a public company we will incur additional costs including but not limited to the following: Audit, Legal, Prospectus printing and drafting, SEC fees, Market Maker, Transfer Agent, and EDGAR filing fees. These costs are expected to run between $12,000 and $40,000 per year.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

Due to the specified nature of our business, having certain key personnel is essential to survival of our business. We rely heavily on Dr. Ramakrishnan to execute our business plan. Consequently, the loss of Dr. Ramakrishnan may have a substantial effect on our future success or failure. We do not have and generally do not intend to acquire keyman life insurance on any of our executives. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

WE DO NOT HAVE PRODUCT LIABILITY INSURANCE AND WE COULD BE EXPOSED TO SUBSTANTIAL LIABILITY.

 We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse side effects. Adverse side effects, marketing or manufacturing problems pertaining to any of our products could result in:

     *    decreased demand for our products;
     *    adverse publicity resulting in injury to our reputation;
     *    product liability claims and significant litigation costs;
     *    substantial monetary awards to or costly settlements with consumers;
     *    product recalls;
     *    loss of revenues; or
     *    the inability to commercialize future products.

To date, we have not experienced any product liability claims. However, that does not mean that we will not have any such claims with respect to our products in the future. We do not carry product liability insurance. The lack of product liability insurance exposes us to risks associated with potential product liability claims, which can be significant.

THE EXISTENCE OF GOVERNMENT REGULATION IN SOUTH AFRICA PRESENTS HURDLES TO EXECUTING OUR BUSINESS PLAN.

Our operations are subject to various laws and regulations in South Africa. These laws and regulations govern the research, development, sale and marketing of pharmaceuticals, taxes, labor standards, occupational health and safety, toxic substances, chemical products and materials, waste management and other matters relating to the pharmaceutical industry. We may require permits, registrations or other authorizations to maintain our operations and to carry out our future research and development activities, and these permits, registrations or authorizations will be subject to revocation, modification and renewal.

Existing regulatory requirements for Moxisign are that Moxisign needs to become registered as a pharmaceutical producer with the MCC of South Africa. Our company has commenced this registration process and the process of applying with the Inspectorate of the MCC for registration. Once Moxisign is registered with the MCC it will be then have to apply for registration with the Department of Health in order to be eligible to bid for government tenders as a pharmaceutical supplier. It also will need to be registered with the Pharmacy Council of South Africa.

Once Moxisign is registered with the MCC, DOH and the Pharmancy Council it will need to get its ARV samples tested and then registered with the MCC. This drug registration will involve submitting the necessary pharmaceutical dossiers and common technical documents to the MCC. Since these ARVs are generics, the registration process is fairly routine as there is no need for new clinical data or clinical studies, although biostudies (bio-equivalence and bio-availiability assays are required). Then with these bio-studies, the ARVs once they have also completed stability testing will need to be submitted for registration with the MCC. This can be fast-tracked by the application to the Minister of Health as ARV's are deemed vital for the HIV/AIDS health crisis. This process could take 4-6 months.

Once the medicines are registered with the MCC, then the ARVs may be utilized for supplying a tender. In order for Moxisign to later commence production of ARVs would also entail a further registration requirement from the MCC as a pharmaceutical manufacturer and warehousing license. This would require a Quality Control pharmacist, a Production pharmacist and a Regulatory pharmacist to be employed by Moxisign.

These and other government obstacles along with our limited resources may make it difficult to penetrate the market in South Africa for our products. If we are unable to successfully maneuver the South African government regulatory processes, we may have to endure delays in the tender process, which could adversely affect our ability to continue as a going concern.


                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders. However, if all of the warrants to issue an additional 7,859,375 shares of our common stock are exercised, then we will receive a total of $23,578,125.


                         DETERMINATION OF OFFERING PRICE


The selling shareholders will sell our shares at a fixed price of $0.006 per share unless and until our shares are quoted on the OTC Bulletin Board. We determined this offering price arbitrarily by using the last sale price of our common stock to investors. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.


We intend to apply to the OTC Bulletin Board through a market maker for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders,unless the existing warrants are exercised.

                              SELLING SHAREHOLDERS


The selling shareholders named in this prospectus are offering up to 22,009,375 shares of common stock, which includes 7,859,375 shares issuable upon exercise of warrants to purchase shares of common stock through this prospectus..These shares were acquired from us in private placements that were exempt from registration provided under Regulation S and Regulation D of the Securities Act of 1933. Some shares were acquired outside of the United States by non-U.S. persons. The shares include the following:


     1. 14,150,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S and Regulation D of the Securities Act of 1933 that was completed on June 30, 2010;


     2. 7,859,375 shares of our common stock underlying warrants with a strike price of $3,00 per share that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S and Regulation D of the Securities Act of 1933 that was completed on June 30, 2010

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

     1.   the number of shares owned by each prior to this offering;
     2.   the total number of shares that are to be offered for each;
     3. the total number of shares that will be owned by each upon completion of the offering; and
     4.   the percentage owned by each upon completion of the offering.


                                                     Total Number Of
                                                       Shares To Be          Total Shares       Percentage of
                                                        Offered For          to Be Owned         Shares owned
                                   Shares Owned          Selling            Upon Completion     Upon Completion
     Name Of                      Prior To This        Shareholders            Of This             of This
Selling Shareholder                  Offering            Account              Offering           Offering (2)
-------------------                  --------            -------              --------           ------------
Athena Capital Ltd. (1)                3,712,500             3,712,500           NIL                  NIL
Robin Phillips                         2,250,000 (3)         2,250,000 (3)       NIL                  NIL
Berkshire Int'l Finance (1)            7,875,000 (4)         7,875,000 (4)       NIL                  NIL
Fillmore East Food & Bev (1)           3,625,000 (5)         3,625,000 (5)       NIL                  NIL
Julius R. Luthy                          100,000               100,000           NIL                  NIL
Julius Luthy                             100,000               100,000           NIL                  NIL
Thomas Mani                              100,000               100,000           NIL                  NIL
Donald N Schnyder                        100,000               100,000           NIL                  NIL
Heinz D. Zimmer                          100,000               100,000           NIL                  NIL
Thor Enterprise International             50,000                50,000           NIL                  NIL
Mark Murphy                               50,000                50,000           NIL                  NIL
Carmela Smedsrud                          50,000                50,000           NIL                  NIL
Kelly Paolini                             50,000                50,000           NIL                  NIL
Shelby Aldous                             50,000                50,000           NIL                  NIL
Erin Murphy                               50,000                50,000           NIL                  NIL
Torey Gault                               50,000                50,000           NIL                  NIL
Claudia DiNatale                          50,000                50,000           NIL                  NIL
Maria DiNatale                            50,000                50,000           NIL                  NIL
Dennis Mendoza                            50,000                50,000           NIL                  NIL
Vannarith Mak                             50,000                50,000           NIL                  NIL
James Walls                               50,000                50,000           NIL                  NIL
Andre Mailloux                           100,000               100,000           NIL                  NIL

HealthInvest Partners LLC (1)          1,125,000 (6)         1,125,000 (6)       NIL                  NIL
Indus Consulting Inc. (1)              1,771,875 (7)        1,1771,875 (7)       NIL                  NIL
Orly G. Leif                              50,000                50,000           NIL                  NIL
Randy Leif                                50,000                50,000           NIL                  NIL
Anna Castoro                              50,000                50,000           NIL                  NIL
Michael Castoro                           50,000                50,000           NIL                  NIL
Steven Figliolini                         50,000                50,000           NIL                  NIL
Gold Coast Environmental (1)             100,000               100,000           NIL                  NIL
Catherine A. Huard                       100,000               100,000           NIL                  NIL

----------
(1) Voting or Investment Control for the above corps are in the names of the following individuals:

     Athena Capital Ltd.:                         Jonathan Rosen
     Berkshire International Finance, Inc.:       John Figliolini
     Fillmore East Food & Beverage, Inc.:         Claudia DiNatale
     Thor Enterprise International, Inc.:         Demitry Kambolin
     HealthInvest Partners LLC.:                  Mustafa Khan
     Indus Consulting Inc.:                       Mehtab Sultana
     Gold Coast Environmental Solutions, Inc.:    Catherine Huard

(2) The percentages are based on 74,150,000 shares of common stock issued and outstanding on the date of this prospectus. In determining the percent of common stock beneficially owned by a selling security holder on the date hereof, (a) the numerator is the number of common stock beneficially owned by such selling security holder (including shares that he has the right to acquire within 60 days of the date hereof), and (b) the denominator is the sum of (i) the 74,150,000 shares outstanding on the date hereof, and (ii) the number of shares of common stock which such selling the stockholder has the right to acquire within 60 days of the date hereof.
(3)  Includes warrants to purchase 1,250,000 shares of our common stock.
(4)  Includes warrants to purchase 4,375,000 shares of our common stock.
(5)  Includes warrants to purchase 625,000 shares of our common stock.
(6)  Includes warrants to purchase 625,000 shares of our common stock.
(7)  Includes warrants to purchase 984,375 shares of our common stock.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.


Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

     - has had a material relationship with us other than as a shareholder at any time within the past three years; or
     - has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
     -    are broker-dealers or affiliated with broker-dealers.

                              PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions. There are no arrangements, agreements or understandings with respect to the sale of these securities.


The selling shareholders will sell our shares at a fixed price of $0.003 unless and until our shares are quoted on the OTC Bulletin Board. We determined this offering price arbitrarily by using the last sale price of our common stock to investors. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board. Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.


If applicable, the selling shareholders may distribute shares to one or more of their nominees who are unaffiliated with us. Such nominees may, in turn, distribute such shares as described above. If these shares being registered for resale are transferred from the named selling shareholders and the new shareholders wish to rely on the prospectus to resell these shares, then we must first file a prospectus supplement naming these individuals as selling shareholders and providing the information required concerning the identity of each selling shareholder and he or her relationship to us There is no agreement or understanding between the selling shareholders and any nominees with respect to the distribution of the shares being registered for resale pursuant to this registration statement.

For the purpose of this registration statement nominee will be defined as: (a) a person or entity who is requested or named to act for another, such as an agent or trustee, or (b) a potential successor to another's rights under a contract.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.


The owners of the shares to be sold by means of this prospectus are referred to as the "selling" shareholders". The selling shareholders acquired their shares from us in private negotiated transactions. These shares may be sold by one or more of the following methods, without limitations.


     * A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     * Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
     * Ordinary brokerage transactions and transactions in which the broker solicits purchasers
     * Face to face transactions between sellers and purchasers without a broker/dealer.


We are deemed to be a shell company in accordance with the Securities Act of 1933. Because we are a shell company our shares of common stock may not be resold under Rule 144 of the Securities Act of 1933. Our shares may only be resold through a registration statement declared effective by the SEC or by meeting the conditions of Rule 144(i). Therefore it is possible that you may not be able to sell your shares into the market place.


In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we, nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be "underwriters" within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods". We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.


No selling shareholderhas, or had, any material relationship with our officers or directors. No selling shareholder is affiliated with a broker/dealer.


The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. Not engage in any stabilization activities in connection with our common stock;
     2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
     3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which contains:

     - a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     - a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements;
     - a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
     -    a toll-free telephone number for inquiries on disciplinary actions;
     - a definition of significant terms in the disclosure document or in the conduct of trading penny stocks; and
     - such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

     -    bid and offer quotations for the penny stock;
     - the compensation of the broker-dealer and its salesperson in the transaction;
     - the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     - monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

                            DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital stock consists of 250,000,000 shares of common stock at a par value of $0.001 per share.

COMMON STOCK

As of June 30, 2010, there were 74,150,000 shares of our common stock issued and outstanding that are held by 32 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

PREFERRED STOCK


We have authorized $10M of "preferred stock. Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

     1. The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;
     2. The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;
     3. Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
     4. Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;
     5. Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
     6. Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
     7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;
     8.   Any other relative rights, preferences and limitations of that series

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

SHARE PURCHASE WARRANTS

We have issued warrants to purchase up to 7,859,375 shares of common stock at $3.00 per share, currently exercisable for three years.

OPTIONS

We have not issued and do not have any outstanding options to purchase shares of our common stock.

CONVERTIBLE SECURITIES

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Scott P. Doney, Attorney at Law 3273 E. Warm Springs Las Vegas, NV 89120 has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus have been audited by Silberstein Ungar, PLLC. To the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on April 21, 2010 and have not begun operations. Vantage Health owns a 51% interest in Moxisign (PTY) Ltd. ("Moxisign"), a company incorporated in South Africa. Through our control of

Moxisign we intend to build and operate an Active Pharmaceutical Ingredients ("APIs") manufacturing plant alongside a formulation and packaging plant in South Africa to meet the growing market needs for Antiretrovirals ("ARVs") in South Africa and potentially other African countries. The company intends to build an Antiretroviral Active Pharmaceutical Ingredient (API) manufacturing plant in South Africa in order to supply the growing demand in the fight against HIV/AIDS.


Once Dr Ramakrsihnan was advised by the Department of Trade and Industry of the chronic shortage and supply of ARV's in SA, she made the decision to pursue her objective to address this ARV shortage in South Africa, she knew funds would be required to build a manufactuing facility, as this was one of the main reasons why no pharmaceutical existed in Africa. She also knew that funding for such a venture might be difficult in the current South African business climate, so decided to base the venture from the USA, where capital is generally more accessible. However, and as described below, in the She also understood the requirement to involve Broad Based Black Economic empowerment local partners. As such, she formed a South African operating company (Moxisign Pty Ltd) which plans to issue 49% of its share capital to these local BBBEE partners. As of this date, this 49% has not yet been formally issued, nor any payment received by Moxisign for the issuance of such shares. Regardless, and at the time Moxisign was incorporated locally, Dr Ramakrishnan formed Vantage Health in Nevada to own the remaining 51% of Moxisign, once Moxisign issues its BBBEE partners their 49% share in the local company. As of this date, Vantage Health owns 51% of Moxisign and until such time as the BBBEE component is formalised, the remaining 49% is temporarily held in Dr Ramakrishnan's name. As documented in the company's audited financial statement, on or aroundJune 14 201o, 510 ordinary shares of Moxisign's authorised share capital were alloted to Vantage Health at price of ZAR 50.00 (par value ZAR 1 plus ZAR 49 premium value) for a total purchase price of ZAR 25,500.00. The purpose of forming Vantage Health in the US is to be able to access US markets with a view to raising capital to cover the costs of building an ARV manufacturing facility. In the event of a successful capital raise, financial benefits would accrue to both the local company (49%) and Vantage Health shareholders in the USA (51%). The acquisition is considered as one involving "parties under common control" for the reasons descibed above, and by virtue of the fact that once the capitalization of Moxisign is completed, Vantage Health will own a 51 % majority share of Moxisign and since Dr Ramakrishnan has majority ownership of Vantage Health, will therefore leave Dr Ramakrishnan in majority control of both entities. Because Dr Ramakrishnan formed Moxisign Pty Ltd and Vantage Health with her own funds and that both companies were brand new formations, the only documentation (other than the issuance of shares also reflected in the audited financial statements of both companies) are board minutes reflecting the formal agreement of both companies boards of directors.

Other than both companies Memoranda and Articles of Association, there exist no shareholder agreements or any other instruments that would materially alter the shareholdings as detailed in both companies audits. No shares have been liened, hypothecated, or in any way pledged. No bonds, convertible or otherwise, debentures or any debt instruments have been issued by either company. Other than the warrant units sold by Vantage Health, no other warrants or options exist. Therefore, the only "controlling instruments" are the issued shares from Moxisign to Vantage Health and the shares issued to Dr Ramakrishnan from Vantage Health. In summation, Dr Ramakrishnan holds a personal controlling interest in Moxisign Pty Ltd through her controlling interest in Vantage Health and has no plans to relinquish control of either company at this time. In addition, one of the requirements of being permitted to bid at a South Africa government tenders is that the company must have at least 30% BBBEE component according to the government regulations.

Vantage Health is under no obligation to provide management,assistance or financing to Moxisign. No material agreements, loans or contracts exist between the two entities apart from the sale of 51% of the shareholding of Moxisign to Vantage Health.


In order to achieve the proposed business operations the company must submit a bid proposal to the South African government and be awarded a percentage of the government supply contract. There is no guarantee the company will be awarded a sufficient percentage of the supply contract to support profitable operations and if they are unsuccessful in the bidding process the business could fail.


At this time no major API manufacturing plants exist in South Africa. In fact there is only one small API plant in existence in Cape Town which doesn't manufacture any Antiretroviral APIs. The South African government has identified the pharmaceutical manufacturing industry as a growth sector in South Africa's future planning, by its inclusion in the 2010/11 to 2013 Industrial Policy Action Plan II ("IPAP II") from the South African Department of Trade and Industry. This industrial policy has highlighted the pharmaceutical sector as priority area .


Moxisign's vision is to provide affordable ARVs to allow the South African government to manage the crippling impact of HIV/ AIDS. By doing this, Moxisign hopes to achieve its twin objectives of enabling those individuals with HIV to lead normal extended lives, as treatment continues for the lifetime of the patient, and secondly, establishing a successful and profitable South African company within the pharmaceutical sector.

Moxisign originated when a group of well qualified and driven individuals with proven expertise and successful track records in the medical and healthcare industry decided to put together a company that would tackle the African HIV/AIDS crisis. In addition, Moxisign's Board members have an established pedigree with governmental hierarchy in South Africa. The combination of these skills, coupled with the drive to make a positive difference makes for a company with a formidable vision.


Moxisign currently does not have the manufacturing or processing facilities, raw materials, technical capability or expertise to fulfill the requirements for antir-retroviral ARV or API production. There is no tender for anti-retroviral API manufacture, there is only a tender for the supply of formulated antiretroviral medicines(ARV's). Moxisigns' intention is to commence building a manufacturing plant to produce ARVs from the API in the second phase of the business case.This facility would be jointly owned in the joint venture ,Moxisign would aim to have the controlling share We may eventually develop the ability to produce APIs from fine chemicals. This phase of the business case will need the assistance of a technology partner especially with regard to our eventual plan to backward integrate from the production of ARV"s to the production of API. Our technology partner as will be stipulated in our JV agreement , will need to give assurance to provide all the technological support and skills transfer until we are in a position to run the plant independently.

GOVERNMENT REGULATORY REQUIREMENTS

Existing regulatory requirements for Moxisign are that Moxisign needs to become registered as a pharmaceutical producer with the MCC of South Africa. Our company has commenced this registration process and the process of applying with the Inspectorate of the MCC for registration. Once Moxisign is registered with the MCC it will be then have to apply for registration with the Department of Health in order to be eligible to bid for government tenders as a pharmaceutical supplier. It also will need to be registered with the Pharmacy Council of South Africa.

Once Moxisign is registered with the MCC, DOH and the Pharmancy Council it will need to get its ARV samples tested and then registered with the MCC. This drug registratioan will involve submitting the necessary pharmaceutical dossiers and common technical documents to the MCC. Since these ARVs are generics, the registration processs is fairly routine as there is no need for new clinical data or clinical studies. Althought biostudies (bio-equivalence and bio-availiability assays are required). Then with these bio-studies, the ARVs once they have also completed stability testing will need to be submitted for registration with the MCC. This can be fast-tracked by the application to the Minister of Health as ARV's are deemed vital for the HIV/AIDS health crisis. This process could take 4-6 months.

Once the medicines are registered with the MCC, then the ARVs may be utilized for supplying a tender. In order for Moxisign to later commence production of ARVs would also entail a further registration requirement from the MCC as a pharmaceutical manufacturer and warehousing license. This would require a Quality Control pharmacist, a Production pharmacist and a Regulatory pharmacist to be employed by Moxisign.

Moxisign has fulfilled the other government requirement of BBBEE component in order to qualify for application to government tenders.

Moxisign's board consist of

Chairperson; Dr Peter Matseke
Directors: Mr Salim Essa, Mr Prabir Badal, Dr Lisa Ramakrishnan, Mr Nick Tannenberger, Mr Louis Herbert.

Dr. Lisa Ramakrishnan - CEO

Since our inception on April 21, 2010, Lisa Ramakrishnan has been our President, Chief Executive Officer, Treasurer, Chief Financial Officer, Chief Accounting Officer and a member of our board of directors. Lisa has not been a member of the board of directors of any corporations during the last five years. She intends to devote approximately 50% of her business time to our affairs.

Work History:

Currently CEO of Sahira Pty Ltd (privately held Australian Investment Company)

October 2008 to May 2009
Consultant Radiologist Imaging Partners Online UK

January 2007 to March 2008
Consultant Radiologist Fremantle Hospital

January 2001 to January 2007
WA Radiology registrar training program Sir Charles Gairdner Hospital

During the past five years, Dr Ramakrishnan has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr Ramakrishnan's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Mr. Nick Tannenberger - Director, Operations Manager

Work History:

2000 - 2010
Currently he is the General Manager of Supply Chain for Chevron Global Lubricants in Europe, Africa and Middle East, based in Houston USA.

1998 - 2000
Director - Global Supply Chain Management W.R. GRACE & Co.

1997 - 1998
Manager of Materials Management, Asia-Pacific W.R. GRACE (HONG KONG) LTD.

1996 - 1997
Product  Specialist - Closure  Systems,  Asia-Pacific for W.R. GRACE (HONG KONG)
LTD.

1995 - 1996
Market Analyst, Southeast Asia for W.R. GRACE (HONG KONG) LTD

1994 - 1995
Market Analyst, Hong Kong and China for W.R. GRACE (HONG KONG) LTD.

During the past five years, Nick Tannenberger has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Nick Tannenberger was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Nick Tannenberger's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Mr Louis Joseph Herbert - Director, Legal Attorney

Work History:

1994-2010
Currently he is a practising Commercial Attorney who has established his own boutique legal firm in Cape Town, specialising in South African Corporate and Commercial Law.

Mr Herbert has been practising as a duly admitted attorney at law, at 74 Shortmarket St in Cape Town, and has been in uninterrupted practise under the name of Louis Herbert Attorneys, for 16 years.

During the past five years, Louis Herbert has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Louis Herbert was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Louis Herbert's involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Mr Salim Essa - Director, Consultant

Work History

Currently Mr Essa is a freelance Consultant and has been retained by Moxisign Pty Ltd since April 2010.

2008-2010
Currently serves as a Director of iNca Energy, a Renewable Energy development company in partnership with General Electric Energy of the USA and Goldwind Energy of China. He is part of the BEE Consortium for Ansaldo of Italy, Larsen and Toubro of India as well as serving on the boards of several other South African entities.

May 2007 -2008
Member - Moya Multimedia, Johannesburg, South Africa

January 2006 - March 2007
Vice President - Torq International LLC, Miami, FL

January 2005 - December 2005
Vice President Sales - Sound Solutions Americas LLC, Miami, FL

March 2004 - December 2004
Sales Manager - Sound Solutions, Manchester, United Kingdom

May 2003 - February 2004
Sales Director - Polycom International, Johannesburg, South Africa

October 2001 - April 2003
CEO - Verimark Cellular, Johannesburg, South Africa

During the past five years, Salim Essa has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Salim Essa was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Salim Essa's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Mr Prabir Badal - Director

2004-2010
Currently employed by SARS and seconded to COSATU on fulltime basis since 2004 to serve as National Treasurer.

Work History

1996, Mr. Prabir Badal joined COSATU whilst on appointment with the South African Revenue Service (SARS).

2002, he was elected Provincial Treasurer of COSATU in KwaZulu-Natal (National Education Health and Allied Workers Union) affiliated to Congress of South African Trade Unions (COSATU).

He served in this capacity until he was elected to his incumbent position as National Treasurer of COSATU in June 2004 at the 7th National Congress.

Mr Badal is a member of the COSATU Central Executive Committee, Chairperson of COSATU Retirement Fund Reference Group, Chairperson & Trustee of Kopano Ke Matla Investment Trust (the investment arm of COSATU), Trustee of Kopano Ke Matla Trust (the 100% shareholder of COSATU Investment Holdings), Deputy Chairperson of Government Employees Pension Fund (GEPF), Chairperson of Finance & Audit Committee of GEPF and a member of the Investment Committee of GEPF.

During the past five years, Prabir Badal has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Prabir Badal was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Prabir Badal's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Dr. Peter Matseke - Director, Chairman

1992-2010
Dr Peter Matseke is the founder and current leader of the Clinix Health Group has established itself as one of the leaders in empowered healthcare. The group provides quality private healthcare to previously disadvantaged communities at four hospitals in Gauteng: Clinix Private Hospital Soweto, Clinix Private Hospital Vosloorus, Clinix Private Hospital Sebokeng and Clinix Selby Park Hospital. In addition, the group manages Lesedi Private Hospital in Soweto and Victoria Private Hospital in Mafikeng, as well as providing emergency services and occupational health services.

Work History:

CurrentPosition(s):

Admor - Lesedi Private Hospital Limited, Soweto
Medical Doctor - Bafana Bafana Squad
Medical Doctor - Sasol Under 23 Olympic Soccer Team
Colonel - South African National Defence Force, Reserve Force
Medical Officer - Surgical Department, Chris Hani Baragwanath Hospital, Soweto Managing Director - Clinix Health Group Ltd Managing Director - Clinix (Pty) Ltd Director - Condomi SA (Pty) Ltd
Director - Matseke Med Investment, Hospitalia Health International SA (Pty) Ltd Managing Director - Clinix Health Management (Pty) Ltd

Qualifications:

Witwatersrand Graduate School of Business Administration, Management Advancement Programme
University of Cape Town, Master of Philosophy
University of KwaZulu-Natal, Bachelor of Medicine & Bachelor of Surgery

During the past five years, Peter Matseke has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Peter Matseke was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Peter Matseke's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Moxisign was setup in in 2009 after Dr Ramakrishnan was advised by the the Department of Trade and Industry to contemplate setting up a production facility for Antiretrovirals production in South Africa to address the chronic shortage in ARV's in accordance with the government's industrial plans . Moxisign Pty Ltd has secured a technology partner and initially a supply agreement for the Supply of ARV's to the SA government . This is the only business activity that Moxisign is engaged in currently although it intends to set up a manufacturing plant for the production of ARV's as stated in this document. Moxisign currently has no facilities or employees and has no current liabilities.

Profits that accrue to Moxisign by virtue of the 51%; Moxisign profits will accrue in the consolidated statements, ultimately Vantage Health will derive 51% of the Moxisign's distrubutable net profit; the remaining 49% of Moxisign profit will be distributed according to the BBBEE shareholding.

Note 2 prepaid expenses is the July payment for Mr Salim Essa Mr Salim Essa is the consultant who was employed by Moxisign to liaise with the government departments as he has been instrumental in putting together BBBEE components for a number of South African companies . We need to attach his consulting retainer agreement.

Currently a small number of companies control South Africa's pharmaceutical supply industry.This is reflected by the fact that in the last ARV tender in 2008 that one company got almost 70% of the tender whilst the company with the cheapest bid at tender was unsuccessful. This latter company successfully sued the South African government. The South African Department of Health ("DOH") we believe is trying to break up this virtual monopoly,( Reuters: S.Africa to buy cheaper AIDs drugs despite opposition 13 Apr 2010 14:06:06 GMT Source: Reuters) leading to a more open and transparent pharmaceutical environment in South Africa. The current environment created by the change in South African Industrial Policy as foreshadowed in the governments IPAP2 which states that the pharmaceutical sector is to be a key priority sector with government introducing incentives to theis sector of industry and forthcoming tender allocation ie in the fact that the tender is going to be for the new FDC as opposed to the old tender which was for single ARV's, presents the opportunity for Moxisign to enter into this market.

The change in the political environment and the new government's ambitions in addressing the AIDS crisis are highly favourable for Moxisign's plans.

The result of the growing demand for ARVs both in South Africa and sub-Saharan Africa highlights a business opportunity, which in Moxisign's opinion has significant long-term viability. Moxisign is aware that a suitable technology partner is vital for the purposes of procuring raw material, intellectual property, good manufacturing practice, and economies of scale, as well as the required technical skills. This technology partner will be paramount to the success of this venture. As a result, Moxisign is acting with due caution and proceeding with the due diligence necessary in order to select the finest technology partner globally.

The market for ARVs is clearly defined within this business case as well as the rationale for an API manufacturing facility in South Africa. This plan confirms Moxisign's educated belief that such a business venture is both commercially viable in the short as well as the longer term, with the minimum of risk.


We believe that there is desire expressed by the DOH and the South African government to encourage local manufacturing facility for ARV's, Moxisign is poised to take advantage of the judicious timing and intends to become a leading manufacturer of ARVs for the South African government as we perceive currently most foreign ARV manufacturers are not committing to developing a production facility in SA.


At the time of filing this registration statement the company has begun the development of a corporate website, raised $89,710 in share capital and completed an audit of the company's financial statements ended June 30, 2010. We have yet to implement our business model and our current focus is to obtain effectiveness of our registration statement from the Securities and Exchange Commission and apply for quotation on the OTC Bulletin Board.

STATE OF THE SOUTH AFRICAN HIV/AIDS EPIDEMIC

Currently 10% of the South African population is HIV positive with almost 1000 people dying of AIDS every day. As of 2010, South Africa carries a quarter of the HIV disease burden in sub-Saharan Africa and a devastating sixth of the global disease burden. South Africa's HIV epidemic shows no evidence of decline, based on the Joint UN Programme on HIV and AIDS report from 2008.

The South African government's stated intention is to reduce, by June 2011, the rate of infection by 50% and propose to achieve that by testing 15 million South Africans. The DOH aims, by June 2011, to provide ARV treatment to 80% of those who need it.

THE EPIDEMIC IN NUMBERS:

Adults with HIV                                           18.1%
People living with HIV                               5,700,000
Number of people receiving ARV therapy                 701,000
Number of people needing ARV therapy                 1,700,000
AIDS related deaths annually                           350,000
AIDS orphans                                         1,400,000

Life expectancy of patients on ARVs is near normal if treatment is started appropriately. In a recent Botswana Study on the effectiveness of ARVs, the average increase in lifespan is around 16 years.

There is a well-founded belief that South Africa pays more for some ARVs than other African nations. Despite this, there are some local pharmaceutical manufacturers that are reluctant to reduce their pricing of locally formulated ARVs. This reticence, despite discounts being negotiated with pharmaceutical companies by charitable institutions including the Clinton Foundation and Clinton HIV/AIDS Initiative ("CHAI"), has distanced many pharmaceutical companies from the SA government.

BACKGROUND: SOUTH AFRICAN PHARMACEUTICALS SECTOR

The South African pharmaceuticals sector is relatively well-constructed in most components, with the glaring exception of the manufacture of active pharmaceutical ingredients (APIs). The procurement of foreign APIs, formulation, packaging, labelling and distribution of pharmaceuticals is widespread, together accounting for the bulk of the country's 17 billion South African rand ("ZAR") pharmaceuticals sector.

There is virtually no API production in South Africa. A number of attempts over the last thirty years to study this deficiency have recommended several suggestions as to how the situation could be improved. Despite this, no development has occurred. Indeed, several pharmaceutical manufacturers and private sector companies have actively considered API production, but all without exception failed to make an investment and build local capabilities. One local small South African company which manufactures APIs in South Africa has not expanded to produce ARV APIs. The major constraints to growth have until recently been the small South African market and an export-averse culture, which prevents economy of scale being achieved. As a result South African based companies have not been competitive. This experience is in stark contrast to the significant growth in API production seen in other countries including India, South Korea and China.

The South African HIV/AIDS epidemic and the predicted demand for ARVs have changed this situation. According to the HIV and AIDS strategy (HIV & AIDS and STI Strategic Plan for South Africa 2007-2011), there will be 1.4 million people requiring ARVs by 2011. The national procurement cost for ARVs will be approximately ZAR4.3 billion per annum (2005/6 prices, including adults and children, assuming 80% coverage and high compliance). The demand for ARVs is projected to be approximately 700 tonnes per annum (Tpa) of APIs in South Africa.

Moxisign believes that the existence of this growing market will not on its own, encourage or stimulate private sector investment, because the components of the ARV treatment regimens are variable. Although there is some certainty around the total demand, the actual ARVs and APIs that will be procured, may change on a three year cycle based on World Health Organization treatment guidelines. Furthermore, newer ARVs may be developed which have greater efficacy and improved side effect profiles, or currently patented ARVs may come off their patents permitting their use in generic form, which only then will make them affordable in Africa.


The relationship between the HAART regimes indicated illustrates that ARV treatments are constantly updated because of changes and improving with new products coming into the market . Moxisign's intention is to aim to produce ARV's in keeping with most recent guidelines. Moxisign has therefore procured TDF from its Technology partners in keeping with the HAART regime. Moxisign plans to produce ARV's in SA which do not have patent protection in SA for example Moxisign is in the process of procuring Fixed drug combinations (FDC) including TDF, efavirenz and emtracitabine (TDF+ FTC+ EFV)which also does not have patent protection in SA. The next anticipated tender will require FDC which is the current treatment guidelines see below. ie for all new patients needing treatment including pregnant women.


Table 1: Standardised National HAART (Highly Active Anti-retroviral Treatment) regimens for adults and adolescents:

                                    1st Line
                                    --------
All new patients needing   TDF + 3TC/FTC + EFV/NVP   For TB co-infection EFV is
treatment, including                                 preferred. For women of
pregnant women                                       child bearing age, not on
                                                     reliable contraception, NVP
                                                     is preferred.
Currently on d4T based     d4T + 3TC + EFV/NVP       Remain on d4T if well
regimen with no side                                 tolerated. Early switch
effects                                              with any toxicity.
                                                     Subsitute TDF if at high
                                                     risk of toxicity (high BMI,
                                                     low Hb, older female)
Contraindication to        AZT + 3TC + EFV/NVP
TDF: renal disease

                                    2nd Line
                                    --------
Failing on a d4T or        TDF + 3TC/FTC + LPV/r
AZT-based 1st line
regimen
Failing on a TDF-based     AZT + 3TC + LPV/r
1st line regimen

                                    Salvage
                                    -------
Failing any 2nd line       Specialist referral
regimen

Table 2: Standardised National HAART regimens for infants and children: NB Treatments once commenced are for the lifetime of the patient

                                    1st Line
                                    --------
All infants and children      ABC + 3TC + LPV/r
under 3 years
Children 3 years or older     ABC + 3TC + EFV
Currently on d4T-based        Can continue       Substitute - once lipodystrophy
regimen with no side effects                     suspected

                                    2nd Line
                                    --------
Children above 3 years        AZT + ddl + LPV/r
Failed ABC + 3TC + EFV
Failed on AZT or ddl-         ABC + 3TC + LPV/r
based regimen
Failed on LPV-based           Refer              Specialist advice necessary
regimen                                          and/or hospital referral
Infants under 3 years         Refer              Specialist advice necessary
failing 1st line                                 and/or hospital referral

                                    Salvage
                                    -------
Failing any 2nd line          Specialist referral

Index:
          TDF: Tenovofir                NVP:   Nevirapine
          ddl: Dideoxyinosine           AZT:   Zidovudine
          3TC: Lamivudine               LVP/r: Lopinavir
          FTC: Emtricitabine            ABC:   Abacavir
          EFV: Efavirenz

The value chain of the South African pharmaceutical sector, from the fine chemical intermediates to the final `ready for sale' product, is considered below. The sector is uniquely characterized with regard to the following:

     * The local manufacture of APIs is almost non-existent; the total value of APIs, as utilised for formulation and including the API-equivalent of imported finished product, is estimated to be about ZAR6.5 billion (or 37% of the total pharmaceutical market. Of this only ZAR150 million (or 2.3%) is locally produced, based on figures supplied by the Department of Trade and Industry (`DTI'). The situation for ARVs is considerably worse, as there is no local ARV API production at all.

     * The local formulation sector is comparatively strong; 59% by value of the total pharmaceutical market is locally formulated. Based on information obtained from the Medicines Control Council, there are at least 77 registered manufacturing entities in South Africa. Although many of the companies have relatively small and unsophisticated facilities, there are several large sites which are capable of large volume production of a variety of pharmaceutical products.

     * The local market is split between the private and public sector, with the public sector market comprising 21% of the total market by value, but approximately 70% by volume. The private market in turn, consists of "over the counter" medicines and prescription medicines, with the relative proportions by value being 30% and 70% respectively. The prescription medicines market (total value is ZAR9.8 billion p.a.) consists of branded and generic products, with the branded products being 78% by value and only 50% by volume, thereby implying that the average branded product is 3.5 times more expensive than generics.

     * Pharmaceutical exports, whether at the level of APIs or at the level of formulated medicines, are low in comparison to the total value (4% of the total local formulated product output); as a result there is a noticeable trade imbalance for the sector (estimated to be about ZAR11.8 billion, with the inclusion of imported APIs and formulated products). The growing demand may exacerbate this problem. The possible additional foreign import burden from the escalating ARV programme may reach ZAR4.5 billion per annum, although this figure is highly dependent on the actual ARV API components and whether these will be locally formulated.

     * A number of studies have previously referenced the declining employment levels within the sector and the absence of new investment. This situation has slowly improved over recent years, with some new investment in formulation plants by a number of companies, including Aspen Pharmacare, Ranbaxy and Enaleni.

     * According to `The Business of Health in Africa' report commissioned by the International Finance Corporation of the World Bank, the value of ex-factory generics formulated in South Africa, was USD$735 million, or about ZAR5.1 billion in 2008; this implies that generic formulation accounts for about 50% of total formulated production.

     * The same report also notes the existence of an extensive informal health sector in sub-Saharan countries, a sector that includes traditional healers and sellers of herbal medicines (including many HIV herbal "remedies"). It is estimated that expenditure in the informal sector may amount to 13% in countries such as Zambia, and in Nigeria, roughly 50% of the population patronize either traditional healers or medicine dealers. The figures for South Africa are not known and have not been included in the overall sector summary.

In summary, the pharmaceutical sector in South African is characterized by many unique features which are all important, although it is quite clear that the limited capacity in ARV API manufacture is an obvious shortcoming. This latter predicament creates the fundamentals for Moxisign's business case. Moxisign could potentially become a key participant and driver in this industry space.

IMPORTANCE OF LOCAL API PRODUCTION

Moxisign believes that the long term success of the ARV programme in South Africa is likely to become dependent on the development of local API manufacturing and resultant ARVs. The putative benefits of regional production of ARVs are listed below:

DIRECT BENEFITS


POTENTIAL COST SAVINGS. A dedicated ARV API facility in South Africa could be competitive against the lowest cost international producers on the basis of improved process technology, continuous (as opposed to batch) processing, and better economies of scale as well as cheaper logistics costs. The extent of the cost saving depends on which APIs are being manufactured and what processing steps are required. Hence Moxisign has the advantage of being able to source the most innovative technology as it is starting from scratch hence being able to significantly reduce production costs as well as obtaining maximum production efficiencies However, the following general comments can be made:

     * Most APIs are produced in batch chemical plants which are highly inefficient from an asset utilization perspective. Such plants are generally oversized for the required capacity and operate according to long batch processing cycles. A dedicated facility, which has been explicitly designed to manufacture only a few APIs, would provide a lower cost platform for ARV API production, this would be central to any project development by moxisign

     * Secondly, the process technology itself has been considerably improved over the last few years through innovative technology. Many of the established producers are constrained by old processes and technologies; new entrants such as Moxisign would have greater flexibility to innovate and select more efficient process routes.

     * Thirdly, a South African facility will, in theory, have significant economy of scale. The volume requirement of the most important ARV drugs in the current treatment regimen is projected to be 150 and 360 Tpa for tenofovir and efavirenz respectively. In pharmaceutical terms, the combined requirement for just these two components is considerable (510 Tpa) and will, in the opinion of Moxisign's management, provide the necessary efficiencies for a production facility.

RELIABILITY OF SUPPLY. A successful highly active antiretroviral treatment (HAART) program depends on 100% security of supply. An interruption to the supply of APIs, and hence the prescribed ARVs, may cause a resumption of high HIV viral loads and the possibility of developing widespread resistance to existing ARV treatment regimens. It is therefore critical that the supply of ARV APIs be guaranteed. Local production would improve the security of supply, and extend procurement options as well as endear Moxisign to the government's fight against HIV/AIDS

QUALITY STANDARDS. Local production with regular surveillance on quality control issues in conjunction with health authorities would guarantee quality standards without compromising on cost. This is also a poignant reminder of why local production is preferred in most countries, which would assist Moxisign with its plans

FOREIGN IMPORT SAVINGS. The average price for the ARVs required is $950 to $1100/kg. By 2012 the total import bill for the estimated South African HAART procurement program will be about ZAR4.9 billion (2007 prices; this figure is assuming 1.75 million patients are on HAART and based on a fully imported API that is locally formulated). Local production should to an extent, offset in part this foreign exchange exposure and import deficit. It is estimated that the cost of importing the relevant raw materials is about 55% of the API cost (dependant on the API) and hence implies a foreign import saving of at least ZAR2.4 billion per annum This in itself could be a catalyst for the development of local pharmaceutical production. The latter figure excludes any foreign currency earnings through the export of ARV APIs to other countries.


INDIRECT BENEFITS


DEVELOPMENT OF THE CHEMICALS SECTOR. The need to diversify the manufacturing sector, and in particular to stimulate production of more profitable, high technology products, has been emphasized in several recent policy documents eg IPAP 2 It is also an objective of the National Industrial Policy Framework of the Department of Trade and Industry South Africa, in which the pharmaceuticals sector has been identified as key. Over the last twenty years there has been strong growth within this sector, to the extent that it now forms a major part of the high technology activities of many developed countries, alongside telecommunications and information technologies. Most industrialized countries for this reason promote growth in the Pharmaceutical sector which compliments Moxisign's ambitions which are aligned with government

EXPORTS. A local API producer could also become a significant exporter, using South Africa as a gateway into sub-Saharan African markets. Although the initial intention is to develop a local supplier of a highly strategic product sviz ARV, ultimately this could assist in building a regional API production capacity which could benefit the entire African continent. Which would naturally increase Moxisign's markets and thus potential profits for the company .

DEVELOPMENT OF HUMAN CAPITAL. Most of the essential skills for a successful API manufacturing sector are already well developed in South Africa within academic institutions (organic chemistry, chemical engineering, mechanical engineering, pharmacology, etc). But experienced professionals with knowledge of pharmaceutical manufacturing within an industrial environment are very limited Moxisign could alleviate that shortage by training its technicians overseas within the technology partners teaching establishments. The main reason for this gap is the lack of a local API industry. In Hyderabad India, much of the impressive growth of the API manufacturing sector can be linked to the initial commitment of Dr K A Reddy and the establishment of his company "Dr Reddy's Laboratory" in 1984. The history of the API industry in Hyderabad is an interesting example of how an initial "toe in the water" went on to snowball into a highly developed, populated and profitable industrial sector. Moxisign has positioned itself to become a major South African API manufacturer which should result in a close working relationship with the South African government.

The `Business of Health in Africa' study on the health sectors in sub-Saharan countries, noted that African manufacturers operate at a cost disadvantage relative to the larger Indian generics companies. This is primarily due to being small scale, with a relatively expensive asset base, combined with older technology and high financing costs, as well as the lack of integration with any API production. These factors are not necessarily applicable to a newly formed dedicated ARV API facility. Nevertheless, it is evident that better integration between formulators and API producers may indeed increase the overall cost effectiveness of the pharmaceuticals sector.


Moxisign believes there are numerous and considerable benefits to local API manufacturing. This is confirmed by the DTI which has identified this specific sector as one of its pillars of the IPAP II, and is, in Moxisign's opinion, a fairly reasonable prognosticator that support from the South African government for this venture would be available. This is supported by the fact that the DTI has cash grants available for Pharmaceutical manufacturing of 15% of the cost of the project.


SOUTH AFRICA'S PROJECTED DEMAND FOR ANTIRETROVIRALS

On the assumption that the number of patients will rise to 1.8 million by 2012 (consisting of 100 000 children and 1.7 million adults), and that 80% of patients will be on the first line ARV regimen, the projected demand for ARVs and the estimated costs of their APIs is shown in Table 3. These data are generated under the assumption that the standard of care for the first line ARV regimen will remain a triple therapy consisting of two nucleoside reverse transcriptase inhibitors (NRTIs) and one non-nucleoside reverse transcriptase inhibitors (NNRTI). This regimen, and in particular the combination of tenofovir, lamivudine or emtricitabine, and efavirenz or nevirapine, has recently been shown as being the most effective in the long term control of HIV.

TABLE 3: 2012 DEMAND FOR THE TOP FIVE ARVS:

                                                 Estimated cost as API
   API                   DEMAND (Tpa)               (2008 R/annum)
   ---                   ------------               --------------
Tenofovir                   135                       669,023,257
Lamivudine                  163                       284,077,568
Efavirenz                   325                     1,296,875,853
Nevirapine                   36.1                      65,873,059
Zidovudine                   36.1                      96,064,878
TOTAL                        695.2                  2,411,914,615

It is note-worthy that the most popular regimen in the developed countries is the co-formulated product of Atripla, which is a tenofovir, emtricitabine and efavirenz combination. However this product is patent protected and is unlikely to be affordable in developing countries until at least 2016. As a result, it is considered that the key ARV/APIs for the sub-Saharan Africa region will be tenofovir, lamivudine, efavirenz, nevirapine and zidovudine, the latter due to its importance in post exposure prophylaxis and in the prevention of mother to child transmission.

Prices of the newer APIs are still decreasing in the short term, as a result of process innovation improving the overall cost of manufacture. Whereas older products have stabilised at a relatively optimal level and further improvements are not anticipated.

It is estimated that the total cost of procurement, based on longer term prices remaining at the 2008 cost and the South African rand trading at a relatively stable international exchange rate, will be about ZAR2.4 billion for just the top five ARV APIs.

AVR/AVI PRODUCTION


Tenofovir is a nucleotide reverse transcriptase inhibitor. It was initially developed by the Czech scientist Prof Antonin Holy in the late 1970s and was much later licensed to Gilead Sciences, Inc., in the US. Approval by the US Federal Drug Administration for the treatment of HIV/AIDS was granted in 2001 (Viread). The molecule is actually a nucleotide (and not nucleoside) reverse transcriptase inhibitor, and is similar in structure to the GSK product Abacavir, but with improved efficacy and less side effects. Although the active compound is tenofovir, the drug is made and sold in the prodrug form, tenofovir disoproxyl fumarate (TDF) since this form is better absorbed, although its bioavailability is still only 25%. Moxisign's aim is to initially procure and eventually produce TDF based FDC.


                [GRAPHIC SHOWING THE CHEMICAL STRUCTURE OF TDF]

GOVERNMENT SUPPORT


There are a number of options available to the South African government to encourage upstream API investment and the development of a robust pharmaceutical industry as prioritized in the Governemnts IPAP 2. These range from the establishment of a state pharmaceutical company, to the provision of incentives to wholly owned private companies. In assessing the various options, the following aspects of the ARV API market need to be considered:

     * The market is presently cost-driven. The API prices are set on a cost plus model, with the market leader being the lowest cost producer. In this respect, ARV API's have become commodity chemicals. This is the result of intervention by various international organisations such as the Clinton HIV/AIDS Initiative (CHAI) and US President's emergency plans for Aids relief ("PEPFAR"), which have used their market power and the convincing arguments around extending access to life-saving medicines to drive down API prices.

     * The older the API, the lower the margins. As products mature, the selling price tends to reflect only the direct costs (variable and fixed), with all indirect costs either fully depreciated or absorbed into other products.


     * Chinese and Indian API producers benefit from national incentives and subsidies which are intended to stimulate the pharmaceutical industry. As a result, the international selling price of APIs is often at a 20% to 30% discount when compared to the local price, and by implication, when compared against the full cost of production. The South African government has stated it would support the development of a Pharmaceutical industry and has called this area a priority sector. Moxisign would try and harness all the available support it could from government in the form of cash grants and loans.


     * As a consequence of the narrower margins, competitive advantage for a single producer is principally achieved through a technology advantage, and to some extent through integration with formulation. The lowest cost producer is generally the producer who has managed to lower the cost of production through process innovation. This aspect cannot be overemphasised; in any proposed arrangement for local production, access to modern competitive ARV API process technology is fundamental and could be the difference between success and failure. Such technology is generally not traded; therefore a royalty of between 5% and 10% of net sales (or net revenue) is anticipated. Alternatively, a Moxisign/foreign pharmaceutical company Joint Venture could also be formed.

     * The initial capital investment is expected to be significant. It is recommended that a new facility be constructed or purchased and that such a facility be scaled to manufacture up to 600 Tpa of API. The cost of such a facility is estimated at USD$20 million, depending on the selection and number of APIs manufactured. It is also estimated that the facility will require at least 18 months to become operational. It is Moxisign's intention to produce multiple APIs in the facility for a wide variety of chronic disease medications including treatment for tuberculosis. This will assist in achieving production economies of scale as well as diversifying the product offering.


     * The components of the treatment regimens change relatively quickly and some flexibility will be essential in the local ARV API manufacturing capacity. This can be achieved more easily with the latest technology. However, even in the best of circumstances, this capacity cannot be switched instantaneously; it will require a lead time of around 6-12 months for any manufacturer to be able to make a switch from, say TDF to EFV.


     * The pharmaceutical value chain consists of a complex network of design companies, raw material suppliers, formulators, financiers, etc.; starting from a zero baseline the development of these networks would be very difficult, perhaps even insurmountable, for a new entrant. Therefore, it is important to be able to draw on the experience and expertise of existing producers and formulators if this business case is to proceed successfully. Some especially important aspects are implementation of Good Manufacturing Practice ("GMP"), Good Laboratory

          Practice ("GLP"), and Good Automated Manufacturing Practice ("GAMP") which are essential in order for the facility to receive regulatory approval. This approval can take up to 3 months post commissioning. .


The South African government's rationale for changing the conditions of the forthcoming tender are probably that it is keen to let competetive market forces determine the costs of drug procurement and avoid any future litigation . The South African government has now set a predetermined reference maximum price that it is prepared to pay for each ARV. This tender has also paved the way for companies to bid without having their ARVs approved and registered with the Medicines Control Council ("MCC"), as they will permit registration to occur as tender bids are appraised. The DOH has offered to ensure that registrations for ARVs are fast tracked.

The South African government's support for the pharmaceutical sector in other areas includes construction of a new building to house the MCC, which has been partly funded by the Centre for Disease Control and prevention ("CDC" see below) and in conjunction with Columbia University. This will speed up the registration of new ARV drugs from 4-6 months to 4-6 weeks


The CDC Global AIDS Program ("GAP") South Africa office was launched in June 2000. Since then CDC has been supporting the DOH through activities focusing on preventing transmission of HIV/AIDS, treatment and care of those who are already infected with HIV, and increasing laboratory capacity.


The South African government's support for local production over foreign companies is highlighted by the example in the last ARV tender process in 2007, where the South Africa government supported a local formulator Aspen over foreign competition Aurobindo, despite the local bid being around 40% more expensive than the equivalent bid from this competing foreign pharmaceutical company. This was based on the fact that the points scoring system in the last tender was heavily weighted for local production or formulation over foreign producers.


PROPOSED BUSINESS CASE: PRIVATE SECTOR ENTITY WITH PUBLIC SECTOR INCENTIVES

The South African government also has in place the following set of incentives:

     DTI Investment Program Grant: Cash grants of up to 15% of the cost of capital investment.

     Foreign Investment Grant.

     Industrial Development Corporation provides loan financing.

     Export marketing assistance is also available from the DTI.

These incentives can only be specifically quantified once Moxisign has initiated a comprehensive manufacturing plan. Moxisign intends to apply through the DTI for these incentives once it commits to the commissioning of an Formulation/API production plant in South Africa with its technology partner.


POTENTIAL TECHNICAL PARTNERS


Low cost API producers are clustered between India and China. On account of the existence of some of India's larger API producers currently in the South African market, coupled with the hunger for market share demonstrated by Chinese pharmaceutical companies. Moxisign is firmly of the opinion that a Chinese pharmaceutical manufacturer would be the first choice for a technology partner in a joint venture in South Africa. Moxisign has identified a number of Chinese manufacturers and is currently in the process of scrutinizing the appropriate in-line partner; although the final selection will only be decided once due diligence has been completed. Moxisign has recently on the 9th September 2010 signed a supply agreement with AMOL Pharmaceuticals Pvt Ltd a company organized and incorporated in India. Amol is a leading pharmaceutical company who has the ability to supply ARV's and granular API's to SA.

The term of the contract is for 36 months whereby Amol shall grant Moxisign the exclusive licence to offer its Anti-retroviral products in SA and make available any new products in the ARV range .

Moxisign is also currently in the process of securing a partnership agreement with Sinopharm a Chinese state owned pharmaceutical company, with a view to having a technology partner for its Phase 2 and Phase 3 plans.

We initially propose to acquire the fully formulated ARV's from our technology partners and submit for the next tender whilst we will give the government a written undertaking that we intend to plan to develop a manufacturing plant in SA for ARV's within a specified timeframe. By having a technology partner who commits to developing a manufacturing plant in SA and aligning ourselves to the governments stated objectives we should ensure some degree of success in our aims. If we are successful in the next tender then it would allow both Moxisign and its Technology partner a period to assess its relationship and also for the government to become confident that we would be able to meet our tender obligations and commit to our pledge to develop local ARV production and perhaps API production. Obviously if Moxisign does not proceed with its commitment to government then Moxisign would run the risk of being precluded from subsequent tenders.

LOCAL PARTNER AND BLACK ECONOMIC EMPOWERMENT (BEE)

Black Economic Empowerment ("BEE") was a policy introduced by the first democratic government in South Africa in 1994. The aim was to harmonize the gaps created in the South African economy by the previous Apartheid government.

BEE aimed to:

     * Increase ownership of equity in companies by Previously Disadvantaged Individuals ("PDI"). A minimum benchmark was set at 26% and some sectors now call for 40%.

     *    Increase Management and Board of Directors participation by PDIs

     *    Encourage Skills development and transfer

     * Create a more equitable economic environment to allow for BEE companies to emerge and grow

A PDI is defined as:

     * A non white citizen or permanent resident who has had residency prior to 1994

     *    A woman

     *    A disabled person

All South African government departments and businesses make use of the Department of Trade and Industry's BEE scorecard as a gatekeeper for tenders. This scorecard weighs scoring based on ownership, management, structure, employment of women and the disabled as well as skills development initiatives. This has been extended to include local manufacture and assist in the goal of sustainable job creation.

From 1994 to 2004 the BEE system was allegedly abused, as it seemingly created an elite group of politically affiliated black business individuals who enjoyed portfolio stakes in multiple large entities without any change to management or policies. According to the South African government, this failed the goal of BEE as it did not distribute the economic benefits equitably. South African government has, since 2004, favoured the implementation of Broad Based Black Economic Empowerment ("BBBEE"), which represents and benefits larger groups of people.

It is imperative for Moxisign to include a BBBEE consortium which consists of multiple skills and advantages as the local terrain in South Africa is unlike any other. Furthermore, a grasp of the country's policies as well as relationships with the relevant stakeholders are essential for success. Thus, Moxisign has sought to create a consortium to make up its BBBEE component.

The consortium may include Kopano Ke Matla Investments (Pty) Ltd., ("Kopano"). Kopano is the investment arm of the South African trade union federation COSATU, which benefits over 2 million members. Kopano is the largest BBBEE group in South Africa and has stakes in numerous companies such as Saatchi and Saatchi, Hernic FerroChrome (Mitsubishi), Ansaldo STS Rail, Airports Company of South Africa (ACSA) among others. Also included will be NEHAWU, the investment arm of the Allied Health Workers and Nurses Un

The second group within the consortium is led by Dr Peter Matseke one of the first black South African medical doctors in South Africa. Dr Matseke is actively involved in South Africa's health and medical sector as the founder and Chairman on the Clinix Health Group, the leading BBBEE hospital group with 6 hospitals, targeting the gap between public and private healthcare. Dr. Matseke has joined the Board of Moxisign as Chairman.

The third group is made up of multiple individuals who have the political insight, lobbying ability and the will to ensure that a project of this nature is acknowledged and promoted at the highest levels and that government support across the relevant government ministries is achieved.

Finally, Moxisign will create an education trust that will benefit the growth of an industrial pharmaceutical industry in South Africa, supporting home grown research and development and the establishment of an API industry within the country. The South African government has warmly welcomed this undertaking.

This consortium should provide the foundation for Moxisign to thrive in South Africa, as the participants have broad skill sets and are all aligned with South African government policies which should, in the opinion of Moxisign management, ensure that Moxisign is astutely politically aligned and also compliant with all South African government policies.

DEPARTMENT OF HEATH (DOH) ARV TENDER 2010


The DOH ARV tender for 2010 is already up for renewal (originally due in March
2010) and the tender has now been advertised.{(www.globalerfx.com) advertisement of a new tender} The tender advertisement had been delayed due to the fact that only a single company (the South African company whose bid was successful at the last tender) had MCC registration for the new FDC drug cocktails of choice (TDF based). In fact the government decided to reissue the previous 2008 in July 2010, this tender is only for a short term basis ie month to month supply, instead of the usual two year period. The SA government probably will soon issue a new tender for the fixed drug combinations (FDC) of ARV's which are now the `gold standard` for treatment of HIV/AIDS see HAART recommendations above.

In July 2010 the South African government published a two year year supply tender advertisement. The reason for the abbreviated period ( tenders are usually for two years), is apparently due to the fact that the DOH wishes to enter into longer term arrangements with pharmaceutical manufacturing companies who are committed to local API manufacture. These successful pharmaceutical companies may ultimately form the closed pool of bidders, who potentially may only need to negotiate new pricing for supply of ARV's every twelve months, for a period of ten years, rather than having to resubmit tenders every two years. In anticipation of supporting emerging pharmaceutical companies, the DOH will historically allow a company to tender without having the specific drugs registered first with the MCC. The bidding company will most likely be given 4 months to achieve registration of the drugs with the MCC. The South African government has indicated that it will lend its support to the MCC to assist in "fast tracking" these registrations.

The value of this forthcoming two year tender is expected to be in the region of ZAR3.8 bllion per year and it is possible that each preferred supplier could be allocated the equivalent of approximately US$100 million of ARV orders for the first year, although there can be no assurance that this will actually be the case. This current tender should enable the DOH to provide ARVs to approximately 820 000 patients, with this number growing closer to 1.4 million patients by 2012 for the next tender as tabled above.

If Moxisign fails to secure a material portion of the ARV tender, Moxisign would still be committed to phase 2 (provided we have the tacit support of the South African government, through grants and incentives) and phase 3, which may obviously augment Moxisign's chances significantly of securing a portion of the next longer term tender in 2012.

THE GOVERNMENT TENDER BIDDING PROCESS

Tenders are advertised weekly on the the Department of Treasury website and the Government Tender Gazette and Tender bulletins as well as the South African national press. Tenders are advertised with a closing date for bids, which usually is a month from the date of advertisement. After this date, all bids are confidentially reviewed by a bid adjudicating committee and the tenders are awarded. This is usually 6-8 weeks after the closing date. The bid adjudicating committee awards the tenders based upon each tender documents preference points scoring system which is often attached in the Special Conditions of the Tender . Points are usually awarded for compliance to government regulations. Including the presence of a BBBEE component, local production component, and pricing. (see attached tender documents for example). Upon the award of a tender, the successful bidders have to deliver the tender requirements by the due date of delivery as per the tenders special conditions ( see attached). Failure to deliver by the due date may result in penalties. Succesful offers at bid may receive a proportion of the tender which is judged according to the tender awards points system. The government called for bids for the first tender in February 2004, just prior to launching the ARV programme in April 2004, but only awarded tenders over a year later. Provincial procurement mechanisms had to be put in place in the interim.

The 2004 tender ran for three years and locked the government into paying the same prices for drugs for the duration. As new generic versions of ARV drugs came onto the market and prices dropped, by the end of 2007 the government was paying almost twice as much as the private sector for first-line drugs like nevirapine.

The second tender for ARVs was in 2008 this tender included estimates of the numbers of patients who would be taking each of the 10 ARV drugs over the next two years, for example, a projected 507,000 patients would have been taking Lamivudine (also known as 3TC), a component of all first-line ARV regimens. the last tender was in July 2010 . Payment for the successful bidders, according to the tender documents is usually at terms of 30 days.

Bidders do not necessarily have to be South Afican companies as foreign companies with a SA registered agent can bid, however, the government BBBEE requirement and the points awarded for fulfilling the BBBEE component at government tender make it advantageous to be a local South African company. The tender is not necessarily for one Anti-retroviral; for example the last tender advertised for 15 anti-retroviral combinations. Moxisign would bid for a proportion of the tender dependent on the anti-retrovirals it has registered with the MCC.

Moxisign believes in the prospect of this business opportunity having a long term viability for three reasons i) the nature of treatments for HIV are constantly changing (see above)and the prices of ARV's fluctuate as API prices are traded as a commodity Thus despite the price per unit being set by the reference pricing utilized by the government this is only an indicator of the pricing the government reasonably expects companies to offer their bids at during the tender process. ii) the pricing for ARV from our suppliers ie technology partners is very competitive as they are more interested in the long term benefits of a relationship with Moxisign to produce ARV's in Africa and supply ARV's to the entire African continent.iii) Moxisign anticipates the growth in the ARV market to increase for at least the next 10years and even thereafter the market will continue as treatment for HIV/AIDS is for the duration of the patients life. At the outset we will be dependent upon third parties initially for the supply agreement and then for expertise and assisitance of our Technology partner in developing the production capability to produce ARV's but our long term intentionis to build our own API production facility in Africa thereby reducing our costs secondary to grants and concessions available to local producers and avoiding logistics costs of importing API or ARV compared to our competition.


SUMMARY

Vantage Health owns 51% of Moxisign. At the time of filing this registration statement the company has raised $89,584 in share capital and completed an audit of the company's financial statements ended June 30, 2010. We have yet to implement our business model and our current focus is to obtain effectiveness of our registration statement from the Securities and Exchange Commission and apply for quotation on the OTC Bulletin Board.

Moxisign believes that the timing of this business venture is fortuitous and the vision outlined within this business case is promising, for a number of reasons:

The South African government's insistence on the establishment of a local ARV API manufacturing industry foreshadows a great business opportunity for Moxisign.

The change in the ARV treatment programmes: Tenofovir has become the drug of choice necessitating a change in the tender requirements, and the reluctance of the South African government to award the tender to only one pharmaceutical company affords Moxisign the opportunity to participate in current and future government tenders.

The South African government's commitment to treat 1.6 million patients by 2014, and their pledge to have 15 million people tested for HIV by June 2011, should serve to underpin revenue growth.

These are all critical and positive contributory factors to the timing of Moxisign's proposed tender bid.

The South African government budget for ARVs is projected to grow to over ZAR5 billion per annum by 2012 and Moxisign intends to position itself to be among the preferred suppliers for a material portion of this business. Moxisign intends to select the most suitable technology partner to ensure the lowest possible cost of production and maximum margin efficiency, thereby maximizing profitability. The government support garnered via the BBBEE consortium should also ensure that Moxisign's intentions, direction, capabilities and commitment are conveyed to the DOH and the South African government, counteracting the possibility of anti-competitive behaviour from various competitors which may have previously enjoyed a monopoly.


Finally, the phased approach proposed due to the imminent timing of the next 2010 tender should complement Moxisign's intentions to reinvest profits from its full importation of ARV's in the first 6-12 months, into the roll out and commissioning of Moxisign's API manufacturing facility.


Moxisign is committed to helping improve the lives of millions of Africans. The demand for treatment of HIV/AIDS is pressing and growing in South Africa and the African continent.

THERE IS NO GUARANTEE THAT MOXISIGN WILL BE AWARDED TENDER FOR THE 2010 YEAR OR THE YEARS BEYOND. IF THE COMPANY IS UNABLE TO PROCURE A MATERIAL PORTION OF THE 2010 TENDER THE BUSINESS WILL FAIL AND YOU COULD LOSE YOUR INVESTMENT.

RESEARCH AND DEVELOPMENT

We have not incurred any other research or development expenditures since our incorporation.

SUBSIDIARIES

We do not have any subsidiaries, other than our 51% ownership of Moxisign.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patents or trademarks.

GOVERNMENT REGULATIONS

Moxisign will conform to South African government policy, including IPAP II, whilst also noting that one of the principal drivers of this project is the current criticism regarding the previous ARV tender in 2007.


Moxisign is cognizant of this IPAP II policy alignment, as any endeavour to establish a new industry without fitting into defined government policy may face hurdles. The timing, in the opinion of Moxisign's management, is excellent for Moxisign to put its plans into operation. In addition, the current social and economic conditions appear optimal for Moxisign to implement its business case.


OFFICES

Our business office is located at Suite 640, 11400 West Olympic Boulevard, Los Angeles, California 90064-1567. Our telephone number is (310) 477-5811. We do not pay any rent to Lowe Law and there is no agreement to pay any rent in the future. Upon the completion of our offering, we intend to establish an office elsewhere. As of the date of this prospectus, we have not sought or selected a new office site.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

NO PUBLIC MARKET FOR COMMON STOCK

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

STOCKHOLDERS OF OUR COMMON SHARES

As of the date of this registration statement, we have 32 registered shareholders.

RULE 144 SHARES


We are currently not eligible to use Rule 144 for the resale of our shares as we are a shell company.

STOCK OPTION GRANTS

To date, we have not granted any stock options.

REGISTRATION RIGHTS

We have not granted registration rights to the selling shareholders or to any other persons.

DIVIDENDS

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

     1. we would not be able to pay our debts as they become due in the usual course of business; or

     2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

                                PLAN OF OPERATION

Our plan of operations is as follows:

The following steps are required in order for the Company to begin operations:

SUBMISSION OF PROPOSAL: (3-6 WEEKS)


In July 2010, the South African government published a month to month supply tender advertisement. The tender is for an abbreviated period due to the fact that the DOH wishes to issue another tender for FDC in line with current HIV treatment guidelines and furthermore enter into longer-term arrangements with pharmaceutical manufacturing companies who are committed to local API manufacture. These successful pharmaceutical companies may ultimately form the closed pool of bidders, who potentially may only need to negotiate new pricing for supply of ARV's every twelve months, for a period of ten years, rather than having to resubmit tenders every three years.

In anticipation of supporting emerging pharmaceutical companies, the DOH will historically allow a company to tender without having the specific drugs registered first with the MCC. The bidding company will most likely be given up to 4 months to achieve registration of the drugs with the MCC. The South African government has indicated that it will lend its support to the MCC to assist in "fast tracking" these registrations.


The company believes the South African government closed the tender advertisement before the end of August 2010. Moxisign did not bid for this tender as it was not the tender for FDC.Moxisign intends to bid at the forthcoming FDC tender with the intent of being awarded a sufficient proportion of the ARV supply tender in South Africa.


APPROVAL PROCESS: (12-16 WEEKS)


Once a bid has been submitted to the South African government the Company believes the decision making process will take up to 7 to 12 weeks for the proposals to be reviewed and supply contracts to be awarded.(see above)


SIGN TECHNOLOGY PARTNERSHIP AGREEMENT (8-12 WEEKS SIMULTANEOUS WITH APPROVAL PROCESS)


Moxisign intends to sign a technology partnership agreement, most likely with a Chinese pharmaceutical company and has a supply agreement with an Indian pharmaceutical company. It should be noted that the main Indian pharmaceutical companies currently supplying the South African government and DOH actually import their APIs from Chinese manufacturers. Moxisign's management believes that a direct relationship with Chinese manufacturers will therefore result in increased profitability.


This technology partnership as detailed above would have to be phased, due to the time constraints of this initial tender. Phase 1 will be the importation of a formulated ARV, with a written commitment to the DOH for the establishment of phases 2 and 3. In fact, the phase 2 process is expected to begin concurrently with the 1st phase.


Phase 2 will be the purchase of either a pre-existing approved and MCC registered formulation facility thereby obviating any further delays in registration or the development of a new manufacturing plant,. Moxisign has identified such a pre-existing facility in Cape Town, South Africa and has begun the due diligence process for the possible purchase of this facility. It is Moxisign's intention that by the second half of the twelve month tender, Moxisign should be ready to formulate ARV drugs in South Africa, and only import the APIs. This facility under consideration is currently engaged in operations it is currently run by Johnson and Johnson who have two plants that are possibility up for sale in Cape Town and Johannesburg . This company that owns/or leases these premises is not an affiliate of Vantage Health or its shareholders.

ThisThis facility under consideration is run by Johnson and Johnson as an OTC preparation facility in Cape Town it is anticipated that it would take around 8-12 months to convert this into a production facility to formulate ARV from API. It may also be worth considering the development of a greenfield site for the manufacturing site. As it would take 12- 18 months to commission the API facility ie for production of API's initially which would have to be build from scratch in another site adjoining this facility or even in a greenfield site as this would be an industrial plant built to cGMP and GLP specifications. Commissioning of the plant includes building the plant according to environmental approvals so must be in an area already specified for this purpose. During commissioning of the plant all other regulatory requirements eg water purification and waste disposal as well approvals from the MCC would have to be obtained, furthermore once the plant is completed it would require inspection by the regulatory authorities including the MCC.Commissioning of the plant would also entail the required testing for the drugs produced by the new plant and the obligatory testing of the newly produced drugs by the MCC

Phase 3 has approximately a 12 to18 month span which would entail the actual commissioning of the API plant see above. The current API manufacturing process requires a total of 15 processes to produce the API ("N - 15"), and Moxisign plans to start with an N - 1 or perhaps N - 2 stage. However, depending on commercial viability this could eventually be taken to the N--15 stage.


The final phase will be the broadening of the range of API's produced in the facility, and including the treatments for chronic and infectious diseases (for example, tuberculosis and malaria) which are rampant in Africa and required in large volumes by the DOH.

Moxisign intends to establish a local scientific research and development laboratory in conjunction with its technology partner, with the aim of creating and patenting Moxisign's own ARV API in the future. This strategy is also consistent with the DOH and South African government's IPAP II policy guidelines.

BEGIN DISTRIBUTION OPERATIONS: (12 MONTHS)


If Moxisign is successful in obtaining a material portion of the next FDC tender and with its agreement with a technology provider we expect to begin distribution operations. This will entail purchasing the pre-packaged ARV products from our technology partner and distributing them to the South African market. Moxisign will act as a medium between the foreign supplier and the domestic market for the initial 24 month tender.This as stated above will allow sufficient time to develop a relationship with either the Chinese or Indian technology partner and develop a plan to commence the commissioning of the ARV production plant. Profits from the initial supply agreement provided we are successful at the tender will assist in funding this project,

Moxisign anticipates the payment for the initial supply of FDC (assuming we get 10% of the tender) would come partly from operating capital and Moxisign would also try to obtain a bank Letter of Credit backed up by the tender award once we have been successful at the tender process.

Distribution of ARV's to 9 provinces in SA, each province has a central Department of Health depot. The tender award includes the delivery to the DOH depots as well as unloading. If we receive 10% of the tender award then the government would purchase from Moxisign 10% of the tender it was award, for example if 10 companies all submit an offer at tender for the total tender volume at the same price and all have the same number of preference points scored in the tender adjudication, then all 10 companies would receive an equal share of the tender ie 10 % each. Moxisign would bid for as much of the tender it could supply with regard to the ARV's it has registered to meet the tender requirements. You would only be able to distribute your proportion of the tender each month to government ie one twelvth of the total volume of your tender.If you fail to deliver the drugs each month then you are penalized and your tender allocation for that month may be allotted to another party.


EXERCISING OF WARRANTS/COMPLETION OF FINANCING (12-16 WEEKS)
If we are successful in obtaining a material portion of the 2010 tender we expect to raise capital through the exercising of warrants and through the completion of a public offering. We expect to complete the public offering within 16 weeks after the effectiveness of our registration statement and given we are successful in obtaining a material portion of the 2010 tender.

The Company will have capital requirements of $20,000,000 in order to make 350 tonnes per annum of ARVAPI. This number is only an assumption at this point and could change based on the size of the tender awarded to Moxisign, if any at all. We plan to obtain capital in three ways:

     1.   Through retained earnings from the first year of operations
     2.   Current share holders exercising warrants
     3.   Selling additional common shares.


Issuances of additional shares will result in dilution to our existing shareholders. Moreover, we currently do not have the authorized capital necessary to raise $20,000,000 in equity sales. Thus, we would have to increase our authorized shares prior to conducting any future equity financing. We currently do not have any material reason our share price will reach a level where warrant holders will be willing to exercise warrants. There is no assurance that we will be successful in completing any equity financing.


ESTABLISH A PHARMACEUTICAL PLANT FOR FORMULATION OF ARV (8 TO 12 MONTHS)


If Moxisign is successful in establishing a pharmaceutical/formulation plant and is into the first year of the initial 24 month tender, the company will then submit a proposal for the second 2012 tender. The Company believes the tender process may again take between 12-16 weeks for the proposals to be reviewed and supply contracts to be awarded but we are assuming the second 2012 tender will be for a substantially longer period of up to 10 years, although there can be no assurance of this


SUBMISSION OF AND APPROVAL OF POST 2010 PROPOSAL: (12-16 WEEKS)

If Moxisign is successful in establishing a pharmaceutical plant and is well into the first year of the initial 24 month tender the company will submit a proposal for the post 2010 tender ie commencing 2012. The Company believes the process will take between 12-16 weeks for the proposals to be reviewed and supply contracts to be awarded.

CONSTRUCT AN API FACILITY: (12-18 MONTHS)

The development of an API facility will take place if the Company is successful in obtaining a material portion of the long-term tender which may be due to be advertised in June 2012. This production facility will be added to the formulation plant which will require necessary EIA and Government and MCC approvals. The capital requirements for the facility are estimated by management to be $15,000,000. The 12-18 month period includes the construction of the plant, stability testing for the newly formulated drug and regulatory approval. There is a possibility of additional costs and delays due to EIA and government review.

BEGIN PRODUCTION:


This new API production facility will have the state of the art technology to produce API from fine chemicals. This facility will be similar to newer plants currently being built in Vietnam which will enable the production facility to switch from the production of a particular API to an alternate compound without requiring complete overhaul of the plant. Thus if the drug of choice for the treatment of HIV/AIDS changes it will allow greater flexibility. The production initially will rely on the importation of fine chemicals from China with technical assistance expertise and skills transfer from our technology partners.


SUMMARY

In summary, there is no guarantee that Moxisign will be awarded a material portion of the government tender for ARV supply. If we are not able to obtain a material portion our business will fail. If we are awarded a material portion of the government tender we should be in full operation and begin distribution within 18 weeks of the filing of this Registration Statement.

LIMITED OPERATING HISTORY; NEED FOR ADDITIONAL CAPITAL

There is no historical financial information about us upon which to base an evaluation of our performance. We are a start-up company and have not generated any revenues. We cannot guarantee success of our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

RESULTS OF OPERATIONS FOR PERIOD ENDING JUNE 30, 2010

We did not earn any revenues from our incorporation on April 21, 2010 to June 30, 2010. We incurred operating expenses in the amount of $7,264 for the period from our inception on April 21, 2010 through June 30, 2010. These operating expenses were comprised incorporation costs, web-marketing and other development costs.

We have not attained profitable operations and are dependent upon obtaining financing to continue with our business plan. For these reasons, there is substantial doubt that we will be able to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2010, we had total current assets of $144,383, consisting of Cash in the amount of $121,034 and Prepaid Expenses in the amount of $23,349. We had $141,127 in current liabilities as of June 30, 2010. Thus, we have working capital of $3,256 as of June 30, 2010.

Operating activities used $102,875 in cash for the period from April 21, 2010 (Date of Inception) until June 30, 2010. Our net loss of $6,627 combined with $79,190 in deemed dividends and $23,349 in prepaid expenses are the basis for our negative operating cash flow. Financing Activities during the period from April 21, 2010 (Date of Inception) until June 30, 2010 generated $223,909 in cash during the period, represented by $134,199 in related party notes and $89,710 in proceeds from the sale of our common stock.

As of June 30, 2010, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

GOING CONCERN

The Company has limited working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services. These factors create substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Vantage Health to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management's plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

OFF BALANCE SHEET ARRANGEMENTS

As of June 30, 2010, there were no off balance sheet arrangements.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their age as of the date of this prospectus is as follows:

DIRECTOR:

Name of Director           Age
----------------           ---

Lisa Ramakrishnan           38
Stephen Lowe                52

EXECUTIVE OFFICERS:

Name of Officer            Age                         Office
---------------            ---                         ------

Lisa Ramakrishnan           38           President, Chief Executive Officer,
                                         Treasurer, Chief Financial Officer and
                                         Chief Accounting Officer

Steven Lowe                 52           Secretary

BIOGRAPHICAL INFORMATION

Set forth below is a brief description of the background and business experience of our officers and directors.

Since our inception on April 21, 2010, Lisa Ramakrishnan has been our President, Chief Executive Officer, Treasurer, Chief Financial Officer, Chief Accounting Officer and a member of our board of directors. Lisa has not been a member of the board of directors of any corporations during the last five years. She intends to devote approximately 50% of her business time to our affairs.

Work History:

Currently CEO of Sahira Pty Ltd (privately held Australian investment company)

October 2008 to May 2009
Consultant Radiologist Imaging Partners Online UK

January 2007 to March 2008
Consultant Radiologist Fremantle Hospital

January 2001- January 2007
WA Radiology registrar training program Sir Charles Gairdner Hospital

During the past five years, Dr. Ramakrishnan has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr. Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr. Ramakrishnan's involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Since our inception on April 21, 2010, Steven Lowe has been our Secretary and a member of our board of directors. Mr. Lowe is a member of the board of directors of Receivable Acquisition Management Corporation (RCVA a publicly traded company). . He intends to devote approximately 10% of his business time to our affairs.

Work History

1991-Present
Attorney and founder of Lowe Law

During the past five years, Mr. Lowe has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Mr. Lowe was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Lowe involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

TERM OF OFFICE

Our officers and directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.

SIGNIFICANT EMPLOYEES


We have no significant employees other than our officers and directors. Moxisign plans to employ operational staff( mainly administrative personnel) only once we have been successful at tender as there is no certainty that we will obtain any part of the tender. Hence for the initial 12-24 month period of the tender we plan to have a supply agreement with our technology partner to provide fully formulated ARV's in order to fulfil the tender requirements , we would only therefore require a logistics company to do the distribution, which could be outsourced and minimal staffing and administrative personnel. We would be reliant on our technology partners commitment to proceed with the development of an API production facility.We would be looking for skills transfer from our technology partner in order to manage the facility initially until such time as local staff can be trained either locally or overseas with the aid of our technology partner.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period from our incorporation on April 21, 2010 to June 30, 2010 (our fiscal year end) and subsequent thereto to the date of this prospectus.

                           SUMMARY COMPENSATION TABLE


                                                                                      Change in
                                                                                       Pension
                                                                                      Value and
                                                                     Non-Equity      Nonqualified
 Name and                                                            Incentive         Deferred
 Principal                                     Stock      Option        Plan         Compensation     All Other
 Position          Year   Salary($)  Bonus($) Awards($)  Awards($)  Compensation($)   Earnings($)   Compensation($)  Totals($)
 --------          ----   ---------  -------- ---------  ---------  ---------------   -----------   ---------------  ---------
Lisa Ramakrishnan  2010     None       None     None       None         None              None           None           None
President, CEO, CFO,
Treasurer, Chief
Accounting Officer,
and Director

Steven Lowe        2010     None       None     None       None         None              None           None           None
Secretary and
Director


STOCK OPTION GRANTS

We have not granted any stock options to our executive officer since our inception.

CONSULTING AGREEMENTS

We do not have an employment or consulting agreement with Lisa Ramakrishnan or Steven Lowe. We do not pay them for acting as a director or officer at this time.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group as at June 30, 2010 except as otherwise indicated, all shares are owned directly.

Title of        Name and address                      Amount of         Percent
 Class         of beneficial owner               beneficial ownership   of class
 -----         -------------------               --------------------   --------
Common      Lisa Ramakrishnan                          60,000,000         80.92%
Stock       President, Chief Executive Officer,
            Chief Financial, Officer, Treasurer,
            Chief Accounting Officer and sole
            Director
            17 Ouwingerd Road
            Capetown South Africa 7806

Common      All Officers and Directors as a            60,000,000         80.92%
Stock       group that consists of one person            shares

The percent of class is based on 74,150,000 shares of common stock issued and outstanding as of the date of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Ramakrishnan purchased 60,000,000 shares of Vantage Health at a price of $0.001 per share on May 22, 2010. She currently owns 80.92% of the company's outstanding common stock. Dr. Ramkrishnan has loaned Vantage Health $30,000 that is non interest bearing and due upon demand (see Exhibit 10.1). Athena Capital, a shareholder of Vantage Health loaned the Company $3,500 that is non interest bearing and due upon demand (see Exhibit 10.2). None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

     * Any relative or spouse of any of the foregoing persons who has the same house as such person;
     * Immediate family members of directors, director nominees, executive officers and owners of 5% or more of our common stock.


Although Moxisign (PTY) Ltd is a private (non-public) South African entity, it is the intention of management to treat all related party transactions as if Moxisign were a publicly reporting company. There are two reasons for this; (1) Moxisign's majority shareholder (Vantage Health) intends to become a publicly reporting company, and (2) since Moxisign intends to supply government, it needs to maintain tight fiscal discipline in terms of transparency and specifically, the avoidance of conflicts of interest. In respect of the latter, it is the policy of Moxisign to continue to independently audit its financial statements (as required by law in terms of consolidation under Vantage Health for US reporting purposes), and to have in place procedures to (a) review related party transactions prior to execution thereof, and (b) to have any reasonable and lawful related party transaction reviewed first by Moxisign's auditors. In the first instance, it is the policy of Moxisign to have its board of directors review and approve all related party transactions, regardless of size or nature. Once approved by the board of directors, the transaction in question will be put before the company's auditors and legal counsel for final approval, prior to execution. In the case of a related party transaction directly involving Vantage Health, the same procedures will apply, except that in this case, Vantage's US auditors and legal counsel will first be consulted for an opinion, prior to execution of the transaction in question.

TRANSACTIONS WITH PROMOTORS

Dr. Ramakrishnan would be considered as a promoter of the company. We know of no other person that would quality as a promotor of our company.


            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES


Our Directors and Officers areindemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

                              VANTAGE HEALTH, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2010

Report of Independent Registered Public Accounting Firm                    F-1

Consolidated Balance Sheet as of June 30, 2010                             F-2

Consolidated Statement of Operations for the Period from
April 21, 2010 (Inception) to June 30, 2010                                F-3

Consolidated Statement of Stockholders' Equity as of June 30, 2010         F-4

Consolidated Statement of Cash Flows for the Period from
April 21, 2010 (Inception) to June 30, 2010                                F-5

Notes to Consolidated Financial Statements                                 F-6

Silberstein Ungar, PLLC CPAs and Business Advisors
--------------------------------------------------------------------------------
                                                            Phone (248) 203-0080
                                                              Fax (248) 281-0940
                                                30600 Telegraph Road, Suite 2175
                                                    Bingham Farms, MI 48025-4586
                                                                  www.sucpas.com


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Vantage Health, Inc.
Cape Town, South Africa

We have audited the accompanying consolidated balance sheet of Vantage Health, Inc. and subsidiary as of June 30, 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from April 21, 2010 (date of inception) to June 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements for the period referred to below of Moxisign Limited, the investment in which, as disclosed in Note 5 of the consolidated financial statements are accounted for by the acquisition method of accounting. The financial statements of Moxisign Limited as of June 30, 2010 and for the period then ended were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Moxisign, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vantage Health, Inc. and subsidiary, as of June 30, 2010 and the results of their operations and cash flows for the period from April 21, 2010 (date of inception) to June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Vantage Health, Inc. will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has incurred losses from operations, has limited working capital, and is in need of additional capital to grow its operations so that it can become profitable. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are described in Note 9. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Silberstein Ungar, PLLC
-------------------------------------
Silberstein Ungar, PLLC

Bingham Farms, Michigan
August 10, 2010

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2010


                                                                        2010
                                                                      ---------
                                     ASSETS

Current Assets
  Cash and equivalents                                                $ 121,034
  Prepaid expenses                                                       23,349
                                                                      ---------
Total Current Assets                                                    144,383
                                                                      ---------

TOTAL ASSETS                                                          $ 144,383
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable and accrued expenses                               $   6,928
                                                                      ---------
Long - Term Liabilities
  Shareholder loans                                                     134,199
                                                                      ---------

Total Liabilities                                                       141,127
                                                                      ---------
Stockholders' Equity
  Common Stock, $.001 par value, 250,000,000 shares
   authorized, 74,150,000 shares issued and outstanding                  74,150
  Additional paid-in capital                                             15,560
  Non-controlling interest                                                 (637)
  Deficit accumulated during the development stage                      (85,817)
                                                                      ---------
Total stockholders' equity                                                3,256
                                                                      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 144,383
                                                                      =========


                 See accompanying notes to financial statements.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS
         FOR THE PERIOD FROM APRIL 21, 2010 (INCEPTION) TO JUNE 30, 2010


                                                                    Period from
                                                                  April 21, 2010
                                                                  (Inception) to
                                                                   June 30, 2010
                                                                   -------------

REVENUES                                                           $          0
                                                                   ------------
EXPENSES
  Professional fees                                                       6,832
  Office expenses                                                            63
  Travel and entertainment                                                  142
  Bank fees                                                                 227
                                                                   ------------
TOTAL OPERATING EXPENSES                                                  7,264
                                                                   ------------

LOSS FROM OPERATIONS                                                     (7,264)

LESS: LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST                         637
                                                                   ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                                   (6,627)

PROVISION FOR INCOME TAXES                                                    0
                                                                   ------------

NET LOSS                                                           $     (6,627)
                                                                   ============

BASIC AND DILUTED LOSS PER SHARE                                   $      (0.00)
                                                                   ============

WEIGHTED AVERAGE COMMON SHARES OUTSANDING: BASIC AND DILUTED         36,777,641
                                                                   ============


                 See accompanying notes to financial statements.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
         FOR THE PERIOD FROM APRIL 21, 2010 (INCEPTION) TO JUNE 30, 2010

                                                                                                   Deficit
                                                                                                 Accumulated
                                            Common Stock          Additional                      During the
                                        ---------------------      Paid in     Non-Controlling   Development
                                        Shares         Amount      Capital        Interest          Stage        Total
                                        ------         ------      -------        --------          -----        -----
Inception, April 21, 2010                      0      $     0      $     0        $    0          $      0     $      0

Shares issued to founder for cash     60,000,000       60,000           --            --                --       60,000

Shares issued for cash at $0.0015
 per share                             3,712,500        3,713        1,856            --                --        5,569

Shares issued for cash at $0.002       5,000,000        5,000        5,000            --                --       10,000
 per share

Shares issued for cash at $0.0025
 per share                             3,700,000        3,700        5,550            --                --        9,250

Shares issued for cash at
 $0.00275 per share                    1,287,500        1,287        2,254            --                --        3,541

Shares issued for cash at $0.003
 per share                               450,000          450          900            --                --        1,350

Deemed dividend created by
 acquisition of 51% of entity
 under common control                         --           --           --            --           (79,190)     (79,190)

Net loss for the period ended
 June 30, 2010                                --           --           --          (637)           (6,627)      (7,264)
                                      ----------      -------      -------        ------          --------     --------

Balance, June 30, 2010                74,150,000      $74,150      $15,560        $ (637)         $(85,817)    $  3,256
                                      ==========      =======      =======        ======          ========     ========


                 See accompanying notes to financial statements.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM APRIL 21, 2010 (INCEPTION) TO JUNE 30, 2010


                                                                    Period from
                                                                  April 21, 2010
                                                                  (Inception) to
                                                                   June 30, 2010
                                                                   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                                           $  (6,627)
  Adjustments to Reconcile Net Loss to Net
   Cash Used in Operating Activities:
     Loss attributable to non-controlling interest                       (637)
  Changes in assets and liabilities:
     (Increase) in prepaid expenses                                   (23,349)
     Increase in accounts payable and accrued expenses                  6,928
                                                                    ---------
CASH FLOWS USED BY OPERATING ACTIVITIES                               (23,685)
                                                                    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sales of common stock                                  89,710
  Proceeds from note payable - related party                           55,009
                                                                    ---------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                           144,719
                                                                    ---------

NET INCREASE IN CASH                                                  121,034
Cash, beginning of period                                                   0
                                                                    ---------

Cash, end of period                                                 $ 121,034
                                                                    =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                                            $       0
                                                                    =========
  Cash paid for income taxes                                        $       0
                                                                    =========
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
  Deemed dividend related to acquisition of subsidiary              $  79,190
                                                                    =========


                 See accompanying notes to financial statements.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2010

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of Business
Vantage Health, Inc. ("Vantage Health" and the "Company") is a development stage company and was incorporated in Nevada on April 21, 2010.

The Company intends to build and operate an Active Pharmaceutical Ingredients ("APIs") manufacturing plant alongside a formulation and packaging plant in South Africa to meet the growing market needs for Anti-retrovirals ("ARVs") in South Africa and potentially other African countries. The company intends to build an Antiretroviral Active Pharmaceutical Ingredient (API) manufacturing plant in South Africa in order to supply the growing demand in the fight against HIV/AIDS.

Development Stage Company
The  accompanying  consolidated  financial  statements  have  been  prepared  in accordance with generally accepted accounting principles related to development-stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

Basis of Presentation
The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company has adopted a June 30 fiscal year end.

Principles of Consolidation
The consolidated  financial  statements  include the accounts of the Company and
its   majority-owned   subsidiary.   Significant   intercompany   accounts   and
transactions have been eliminated.

Cash and Cash Equivalents
Vantage Health considers all highly liquid investments with maturities of three months or less to be cash equivalents. At June 30, 2010, the Company had $121,034 of cash.

Fair Value of Financial Instruments
The Company's financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses and shareholder loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2010

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company's net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of June 30, 2010.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718). To date, the Company has not adopted a stock option plan and has not granted any stock options.

Recent Accounting Pronouncements
The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flow.

NOTE 2 - PREPAID EXPENSES

The amount recorded as prepaid expense at June 30, 2010 is for consulting services to be used over the next twelve months. Prepaid expenses were $23,349 as of June 30, 2010.

NOTE 3 - SHAREHOLDER LOANS

During the period ended June 30, 2010 the company received loans from two shareholders for $100,699, $30,000 and $3,500. The loans are non-interest bearing, unsecured and are due on July 13, 2013. The total amount due to shareholders was $134,199 as of June 30, 2010.

NOTE 4 - COMMON STOCK

The Company has 250,000,000 shares of $0.001 par value common stock.

During the period ended June 30, 2010 the Company issued 74,150,000 shares of common stock ranging from $0.001 to $0.003 per share. Vantage received total proceeds of $89,710.

There are 74,150,000 shares issued and outstanding as of June 30, 2010.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2010

NOTE 5 - STOCK WARRANTS

The Company issued 7,859,375 stock warrants in connection with the issuance of common stock. The Company has accounted for these warrants as equity instruments in accordance with EITF 00-19 (ASC 815-40), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and as such, will be classified in stockholders' equity as they meet the definition of "...indexed to the issuer's stock" in EITF 01-06 (ASC 815-40) The Meaning of Indexed to a Company's Own Stock. The Company has estimated the fair value of the warrants issued in connection with the private placement at $13 as of the grant dates using the Black-Scholes option pricing model. Each common stock purchase warrant has an exercise price of $3.00 and will expire 36 months from the effective date of the S-1. The Company has the right to call the common stock purchase warrants within ten days written notice if the Company's common stock is trading at or above $3.00 per share and has average daily trading volume of 200,000 shares of twenty consecutive days. No adjustment was made to the financial statements due to materiality.

Key assumptions used by the Company are summarized as follows:

     Stock price                                                  $0.00275
     Exercise price                                               $3.00
     Expected volatility                                            105%
     Expected dividend yield                                       0.00%
     Risk-free rate over the estimated expected
      life of the warrants                                         0.84%
     Expected term (in years)                                         3

A Stock Price of $0.00275 was used in valuing the warrants. The stock price was based on the per share issuance price from recent unrelated third party private placements. Volatility was computed based on the average volatility of similar companies in the healthcare business.

NOTE 6 - NON-CONTROLLING INTEREST

On June 14, 2010, Vantage acquired 51% of an entity under common control for cash totaling $3,643. For purposes of these financial statements, the subsidiary has been consolidated via the acquisition method. We have recorded a deemed dividend of $79,190msince the book value of Moxisign's liabilities exceeded the book value of its assets.

NOTE 7 - INCOME TAXES

For the period ended June 30, 2010, Vantage Health has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $6,627 at June 30, 2010, and will expire beginning in the year 2030.

The provision for Federal income tax consists of the following:

                                                                    2010
                                                                   -------
     Refundable Federal income tax attributable to:
       Current Operations                                          $ 2,253
       Less: valuation allowance                                    (2,253)
                                                                   -------
     Net provision for Federal income taxes                        $     0
                                                                   =======

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2010

NOTE 7 - INCOME TAXES (CONTINUED)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

                                                                    2010
                                                                   -------
     Deferred tax asset attributable to:
       Net operating loss carryover                                $ 2,253
       Valuation allowance                                          (2,253)
                                                                   -------
           Net deferred tax asset                                  $     0
                                                                   =======

NOTE 8 - COMMITMENTS

Vantage Health neither owns nor leases any real or personal property. An officer has provided office services without charge. There is no obligation for the officer to continue this arrangement. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 9 - LIQUIDITY AND GOING CONCERN

The Company has limited working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services. These factors create substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Vantage Health to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management's plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 10 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 10, the date on which the financial statements were issued, and has determined it does not have any material subsequent events to disclose.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to stockholders. We will not deliver such reports to our stockholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

     Securities and Exchange Commission registration fee       $     3.03
     Transfer Agent Fees                                       $ 3,000.00
     Accounting fees and expenses                              $ 5,000.00
     Legal fees and expenses                                   $ 4,500.00
     Edgar filing fees                                         $   750.00
                                                               ----------
     Total                                                     $13,253.03
                                                               ==========

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or other costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our sole officer and director is indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation; that is not the case with our articles of incorporation. Excepted from that immunity are:

     (1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

     (2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

     (3) a transaction from which the director derived an improper personal profit; and

     (4)  willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

     (1)  such indemnification is expressly required to be made by law;

     (2)  the proceeding was authorized by our Board of Directors;

     (3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

     (4)  such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

RECENT SALES OF UNREGISTERED SECURITIES

We issued 60,000,000 shares of our common stock to Lisa Ramakrishnan on May 22, 2010. Dr. Ramakrishnan is our President, Chief Executive Officer, Treasurer and a director. She acquired these 60,000,000 shares at a price of $0.001 per share for total proceeds to us of $60,000.00. These shares were issued pursuant to
Section 4(2) of the Securities Act of 1933 (the "Securities Act").

In connection with this issuance, Dr. Ramakrishnan was provided with access to all material aspects of the company, including the business, management, offering details, risk factors and financial statements.

She also represented to us that she was acquiring the shares as principal for her own account with investment intent. She also represented that she was sophisticated, having prior investment experience and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed decision. This issuance of securities was not accompanied by general advertisement or general solicitation. The shares were issued with a Rule 144 restrictive legend.

We completed an offering of 3,712,500 shares of our common stock at a price of $0.0015 per share to Athena Capital on May 28, 2010 for a total proceeds of $5,568.75. We completed this offering pursuant to Regulation S of the Securities Act

We completed an offering of 5,000,000 shares of our common stock at a price of $0.002 per share to the to following three parties on June 20, 2010 for a total proceeds of $10,000. We completed this offering pursuant to Regulation S of the Securities Act.


         Name of Subscriber                          Number of Shares
         ------------------                          ----------------
     Robin Phillips                                      1,000,000
     Berkshire Int'l Finance *1                          3,500,000
     Fillmore East Food & Bev *1                           500,000


We completed an offering of 3,700,000 shares of our common stock at a price of $0.0025 per share to the following 19 parties on June 25, 2010 for a total proceeds of $9,125. We completed this offering pursuant to Regulation S of the Securities Act.


         Name of Subscriber                          Number of Shares
         ------------------                          ----------------
      Fillmore East Food & Bev *1                       2,500,000
      Julius R. Luthy                                     100,000
      Julius Luthy                                        100,000
      Thomas Mani                                         100,000
      Donald N Schnyder                                   100,000
      Heinz D. Zimmer                                     100,000
      Thor Enterprise International                        50,000
      Mark Murphy                                          50,000
      Carmela Smedsrud                                     50,000
      Kelly Paolini                                        50,000

      Shelby Aldous                                        50,000
      Erin Murphy                                          50,000
      Torey Gault                                          50,000
      Claudia DiNatale                                     50,000
      Maria DiNatale                                       50,000
      Dennis Mendoza                                       50,000
      Vannarith Mak                                        50,000
      James Walls                                          50,000
      Andre Mailloux                                      100,000

We completed an offering of 1,287,500 shares of our common stock at a price of $0.00275 per share to the following two parties on June 26, 2010 for a total proceeds of $3,540. We completed this offering pursuant to Regulation D of the Securities Act.


         Name of Subscriber                          Number of Shares
         ------------------                          ----------------
      HealthInvest Partners LLC *1                        500,000
      Indus Consulting Inc. *1                            787,500


We completed an offering of 450,000 shares of our common stock at a price of $0.003 per share to the following seven parties on June 28, 2010 for a total proceeds of $1,350. We completed this offering pursuant to Regulation D of the Securities Act.


         Name of Subscriber                          Number of Shares
         ------------------                          ----------------
      Orly G. Leif                                         50,000
      Randy Leif                                           50,000
      Anna Castoro                                         50,000
      Michael Castoro                                      50,000
      Steven Figliolini                                    50,000
      Gold Coast Environmental *1                         100,000
      Catherine A. Huard                                  100,000

1 - Voting or Investment Control for the above corps are in the names of the following individuals:

     1) Athena Capital Ltd.:                           Jonathan Rosen
     2) Berkshire International Finance, Inc.:         John Figliolini
     3) Fillmore East Food & Beverage, Inc.:           Claudia DiNatale
     4) Thor Enterprise International, Inc.:           Demitry Kambolin
     5) HealthInvest Partners LLC.:                    Mustafa Khan
     6) Indus Consulting Inc.:                         Mehtab Sultana
     7) Gold Coast Environmental Solutions, Inc.:      Catherine Huard


REGULATION S COMPLIANCE

Each offer or sale was made in an offshore transaction;

We did not make any directed selling efforts in the United States. We also did not engage any distributors, any respective affiliates, nor any other person on our behalf to make directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act of 1933;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Securities Act of 1933; and

We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration.

REGULATION D COMPLIANCE

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 504 promulgated thereunder. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We did not engage in any public solicitation or general advertising. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

EXHIBITS


     Exhibit
     Number                        Description
     ------                        -----------

      3.1      Articles of Incorporation *

      3.2      By-Laws *

      5.1      Legal opinion of Scott P. Doney

      10.1     Loan Agreement Lisa Ramakrishnan to Vantage Health *

      10.2     Loan Agreement Athena Capital to Vantage Heath *

      10.3     Supply Agreement Amol

      10.4     Consulting Agreement Salim Essa

      23.1     Consent of Silberstein Ungar, PLLC.

----------
* Previously filed


THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

5. Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Carson City, State of Nevada, on October 20, 2010


                                        Vantage Health


                                        By: /s/ Lisa Ramakrishnan
                                           -------------------------------------
                                           Lisa Ramakrishnan
                                           President, Chief Executive Officer,
                                           Treasurer, Chief Accounting Officer,
                                           Chief Financial Officer and Director


                                       By: /s/ Steven Lowe
                                           -------------------------------------
                                           Steven Lowe
                                           Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


     Signature                                  Capacity in Which Signed               Date
     ---------                                  ------------------------               ----

/s/ Lisa Ramakrishnan                      President, Chief Executive             October 20, 2010
------------------------------------       Officer, Treasurer,
Lisa Ramakrishnan                          Chief Accounting Officer,
                                           Chief Financial Officer
                                           and Director


/s/ Steven Lowe                            Secretary and Director                 October 20, 2010
------------------------------------
Steven Lowe